Exhibit 2.1

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

PLAYTIKA LTD. (as the Purchaser)

G.S INNPLAY LABS LTD. (as the Company)

THE SHAREHOLDERS OF THE COMPANY (as Sellers)

and

FORTIS ADVISORS LLC (as Sellers’ Representative)

Dated as of September 14, 2023

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Page

3.23.	Key Performance Indicators	56
3.24.	Solvency	56
3.25.	Disclosure	56

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		57

4.1.	Organization and Good Standing	57
4.2.	Authority	57
4.3.	No Conflict; Required Filings and Consents	57
4.4.	Ownership and Transfer of Company Shares	58
4.5.	Brokers and Finders	58
4.6.	Litigation	58
4.7.	Solvency	59
4.8.	Application for Valid Tax Certificate	59
4.9.	Disclosure	59

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		59

5.1.	Organization and Good Standing	59
5.2.	Authority	59
5.3.	No Conflict: Required Filings and Consents	60
5.4.	Brokers and Finders	60
5.5.	Litigation	60
5.6.	No Additional Representations	60

ARTICLE 6 POST-CLOSING COVENANTS AND AGREEMENTS OF SELLERS		61

6.1.	Confidentiality	61
6.2.	Restrictive Covenants	62
6.3.	Release	63

ARTICLE 7 OTHER COVENANTS AND AGREEMENTS		64

7.1.	Further Assurances	64
7.2.	Regulatory Matters and Approvals	64
7.3.	Public Announcements	65
7.4.	Tax Matters	65
7.5.	Employee Matters	67
7.6.	R&W Insurance Policy	67

ARTICLE 8 INDEMNIFICATION		68

8.1.	Survival of Representations, Warranties and Covenants	68
8.2.	Indemnification By Equityholders	69
8.3.	Limitations	70

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8.4.	Indemnification Procedures	71
8.5.	Payment of Claims	75
8.6.	Tax Treatment of Indemnification Payments	76
8.7.	Right to Bring Action; No Contribution	76
8.8.	R&W Insurance Policy Claims	76
8.9.	Exclusive Remedy	76

ARTICLE 9 PRE-CLOSING COVENANTS		76

9.1.	Conduct of Business	76
9.2.	Access to Information	78
9.3.	Exclusive Dealing	79
9.4.	Notification of Certain Matters	79
9.5.	Efforts to Consummate	79
9.6.	Other Transition Matters	80

ARTICLE 10 CLOSING CONDITIONS		80

10.1.	Conditions to Obligations of Purchaser	80
10.2.	Conditions to the Obligations of the Sellers	81

ARTICLE 11 TERMINATION		81

11.1.	Termination	81
11.2.	Effect of Termination	82

ARTICLE 12 GENERAL PROVISIONS		82

12.1.	Entire Agreement; Amendment	82
12.2.	No Waiver	82
12.3.	Severability	82
12.4.	Expenses	83
12.5.	Notices	83
12.6.	Counterparts	84
12.7.	Governing Law; Submission to Jurisdiction; Consent to Service of Process; Arbitration; Attorneys’ Fees	84
12.8.	Rights Cumulative	85
12.9.	Assignment	85
12.10.	Specific Enforcement	85
12.11.	Third-Party Beneficiaries	85
12.12.	Sellers’ Representative	85
12.13.	Supplement to Company Disclosure Schedule	89
12.14.	Conflicts; Privilege	89

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Exhibits
Exhibit A	Allocation Schedule
Exhibit B	Items of Indebtedness
Exhibit C	Optionee Joinder Agreement
Exhibit D	Form of Paying Agent Agreement
Exhibit E	Form of Share Transfer Deed

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2023, is entered into by and among Playtika Ltd., a company organized under the laws of Israel (“Purchaser”), G.S InnplayLabs Ltd., a company organized under the laws of Israel (the “Company”), the shareholders of the Company listed on Exhibit A attached hereto (each, a “Seller” and collectively, the “Sellers”) and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding share capital of the Company (collectively, the “Company Shares”) as set forth in Exhibit A attached hereto (the “Allocation Schedule”), which together with the Company Options represent all of the issued and outstanding equity interests of the Company;

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to acquire all of the Company Shares from the Sellers and to terminate all of the Company Options, and the Sellers desire to sell all of the Company Shares to Purchaser; and

WHEREAS, Purchaser, the Company and the Sellers desire to make certain representations, warranties and agreements in connection with, and establish various conditions to, the purchase and sale of the Company Shares and the termination of the Company Options.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1. Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounting Methodology” means GAAP applied using the accounting principles, methods and practices utilized in preparing the Pre-Closing Statement.

“Action” means any demand, claim, action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) that has been or, if threatened, could be commenced, brought, conducted or heard by or before any Governmental Authority, court, arbitrator, mediator or other similar entity.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Purchase Price pursuant to Section 2.8(c).

“Adjustment Holdback Amount” means $750,000.

“Affiliate” of any Person means any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws, regulations, or Orders relating to anti-bribery or anti-corruption (governmental or commercial), and (c) all applicable money laundering-related laws of the United States and similar Laws and regulations of the jurisdictions where the Company conducts business.

“Balance Sheet Date” means December 31, 2022.

“Base Amount” equals $80,000,000.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Tel Aviv, Israel or New York, NY are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time, including any rules or regulations promulgated thereunder (including any analogous or similar provision under state and local Law).

“Cause” means, with respect to a Founder or the individuals listed on Schedule 2.9(d), (i) any material breach by such individual of such individual’s engagement agreement with the Company including, without limitation, any of such individuals non-disclosure non-competition and assignment of inventions undertakings towards the Company or an Affiliate thereof; (ii) failure to perform the duties and responsibilities of such individual’s position; and failure to comply with the Company’s policies, standards and regulations established from time to time; provided, in each case ((i) and (ii) above), that the Company will provide such individual with written notice and (if curable) allow such individual 30 days from receipt of such notice to cure such breach or failure; (iii) such individual’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving moral turpitude; (iv) such individual’s willful misconduct or intentional conduct causing material injury to the Company or an affiliate thereof, monetarily or otherwise; (v) such individual’s breach of fiduciary duty towards the Company or an affiliate thereof; or (vi) such individual’s Disability.

“Closing Date Cash and Cash Equivalents” means the sum of the fair market value of all cash and cash equivalents as defined by and determined in accordance with the Accounting Methodology (including marketable securities, short term investments and deposit accounts) of the Company as of the Measurement Time. For the avoidance of doubt, Closing Date Cash and Cash Equivalents shall (i) include the aggregate Exercise Price paid on account of any Company Options, and (ii) be increased by all checks, drafts and wires deposited or received (including uncleared deposits and funds in transfer) for the account of the Company as of the Measurement Time that have not been credited by the Company’ bank as of the Measurement Time, and shall be decreased by all checks, drafts and wires issued by the Company as of the Measurement Time that have not cleared as of the Measurement Time.

“Closing Date Indebtedness” means the Indebtedness as of immediately prior to the Closing.

“Closing Date Option Consideration” means the portion of the Closing Date Purchase Price payable to the Optionholders at Closing of Vested Options pursuant to Sections 2.2 and 2.7.

“Closing Date Purchase Price” means (a) the Base Amount, plus (b) the Estimated Cash and Cash Equivalents, plus (c) the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital, minus, (d) the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital, minus (e) the Estimated Closing Date Indebtedness, minus (f) the amount of the Closing Date Transaction Expenses, in each case calculated in United States Dollars based on (where applicable) the trailing average US$:NIS exchange rate for the 5 Business Days ending on the day prior to the Closing Date, as published by the Bank of Israel.

“Closing Date Transaction Expenses” means, to the extent incurred and unpaid as of the Closing Date, the aggregate amount of all liabilities, fees and expenses, incurred or payable by the Sellers (but only to the extent borne by or on behalf of the Company or its Subsidiaries) or the Company, together with any value added Tax payable in connection therewith, which were not refunded by the VAT authorities or offset by the Company for VAT purposes, for (a) the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents including 50% of the fees and expenses of the Paying Agent, together with any value added Tax payable in connection therewith which was not refunded by the VAT authorities or offset by the Company for VAT purposes, (b) severance, bonus, retention, change in control or other similar payments paid or required to be paid to employees of the Company or its Subsidiaries in connection with consummation of the Transactions (excluding, for the avoidance of doubt, any severance payments payable to employees terminated on or after the Closing Date) and, in each case, the amount of the employer’s portion of any employment, payroll or social security Taxes with respect thereto, (c) the D&O Insurance, (d) the costs of the R&W Insurance Policy, and (e) the amount of the employer’s portion of any employment, payroll or social security Taxes payable in respect of Company Options pursuant to the terms of this Agreement.

“Closing Date Working Capital” means an amount equal to the current assets of the Company minus the current liabilities of the Company, in each case, calculated as of the Measurement Time in accordance with the Accounting Methodology. For the avoidance of doubt, “Closing Date Working Capital” shall not include (a) any amounts reflected in the Closing Date Indebtedness, Closing Date Cash and Cash Equivalents or Closing Date Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature between or among the Company and Sellers or (c) any Tax assets.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations issued by the IRS pursuant thereto.

“Company 102 Options” means Company Options that have been granted (both vested and unvested), pursuant to the capital gains track pursuant to Section 102(b)(2) of the Israeli Tax Ordinance.

“Company 102 Shares” means shares of the Company issued upon exercise of Company 102 Options.

“Company 3(i) Options” means Company Options that have been granted (both vested and unvested), pursuant to Section 3(i) of the Israeli Tax Ordinance.

“Company Option Plan” means the Global Share Incentive Plan (2020) adopted by the Company’s board of directors on May 27, 2020.

“Company Options” means any and all options (both vested and unvested) to purchase shares of the Company.

“Continuing Employees” means each employee, consultant or subcontractor of the Company that is actively employed or engaged with the Company, as applicable, and is not on notice of termination, as of the Closing.

“Company Source Code” means the source code for any software, to the extent described in clause (a) of the definition of Software, that is owned by the Company.

“Contract” means any legally binding commitment, agreement, note, letter of credit, mortgage, indenture, lease (whether for real or personal property), license, arrangement, contract, subcontract, undertaking or binding obligation of any kind or character whether oral or written, express or implied, together with all amendments and other modifications thereto.

“D&O Insurance” means a prepaid directors’ and officers’ insurance and indemnification policy of the Company (which may be a “runoff” or “tail” policy), which policy covers the seven (7) year period immediately following the Closing Date.

“Direct Contribution” as of any measurement period, means the Net Revenues generated during such period less Marketing Expenses.

“Disability” as it relates to a Founder’s termination, means a termination of the Founder’s engagement with the Company if, for physical or mental reasons which are expected to last for a continuous period of not less than 120 days, the Founder is unable to perform the essential functions of his duties under the Founder’s engagement agreement with the Company.

“Earnout Period” means the period commencing on the Closing and ending on the 2-year anniversary of the Closing.

“Environmental Laws” means any applicable Law relating to protection of the environment or human health and safety, exposure to Hazardous Substances, to pollution or to the use, treatment, storage, disposal, release or transportation of Hazardous Substances.

“Equityholders” means, collectively, the Sellers and the Optionholders.

“Final Closing Date Purchase Price” means the Closing Date Purchase Price, as adjusted pursuant to Section 2.8.

“First Year Earnout Period” means the period commencing on the 1st day of the month following the month in which the Closing occurs, and ending on the 1-year anniversary of the Closing.

“First Year Gross Revenues” means the Gross Revenues generated by the Company during the First Year Earnout Period.

“First Year L3M Daily Gross Revenue” means the Gross Revenue of the Company per day, measured over the last three months ending on the last day of the First Year Earnout Period by dividing the aggregate Gross Revenues during such period, by the number of days in such period.

“Founders” means Ore Gilron, Elad Bitan and Oshri Beinhaker.

“Fundamental Representation” means any representation or warranty set forth in (a) Section 3.1 (Organization, Good Standing and Other Matters), (b) Section 3.2 (Capitalization; Subsidiaries), (c) Section 3.3 (Authority), (d) Section 3.4(a) (No Conflict), (e) Section 3.12 (Tax Matters), (f) Section 3.14(e) (Labor Matters), Section 3.15 (Employee Benefits) (g) and Section 3.18 (Brokers and Finders).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS or the ITA).

“Gross Revenue” means gross revenue of the Company calculated in accordance with GAAP, generated during the applicable measurement period, less chargebacks, refunds, rebates, cancellations and deferred revenue, VAT, excise, sales, use or similar tax and fraud.

“Hazardous Substances” means any toxic, hazardous or dangerous chemical or substance, any pollutant or contaminant regulated under Environmental Law, and any other substance for which liability or standards of conduct may be imposed under Environmental Laws, including radiation, noise, odors, biological agents, toxic mold, medical waste, petroleum or any fraction or product, polychlorinated biphenyls and asbestos or asbestos-containing materials.

“IIA” means the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry).

“Indebtedness” means, as of any time, without duplication, any liability, including the principal, accrued and unpaid interest, prepayment premiums or penalties, and other fees and expenses in respect thereof, (a) in respect of borrowed money of the Company including credit lines, (b) for the deferred or unpaid purchase price of property or services (including any earnout or similar contingent obligation and purchase price holdbacks (including purchase price settlement) but excluding trade payables), (c) in respect of any other indebtedness of the Company which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (d) in respect of any deferred obligations of the Company to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond, bankers acceptances, indemnities or similar obligations or other instrument, in each case, to the extent currently drawn, (e) in respect of any indebtedness for borrowed money of another Person guaranteed, directly or indirectly, by the Company, (f) in respect of any obligations of the Company under leases which have been or must be recorded as capital leases in accordance with GAAP, excluding, for the avoidance of doubt, the Leased Real Property, (g) pursuant to any derivative instruments of the Company, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, (h) in respect of accrued or deferred payroll, compensation, benefits and bonuses due or payable prior to Closing (including paid sick/leave/vacation/recreation provided that vacation accrual will constitute Indebtedness only to the extent in excess of the annual limit of vacation days), and the employer’s portion of any employment, payroll or social security Taxes with respect thereto, (i) in respect of any declared but unpaid dividends or distributions, (j) in respect of payables to, and other liabilities of, any director, officer, manager, equityholder, employee or Affiliate of the Company, or any immediate family member of such Person, in each case, unrelated to the operation of the business, including any personal credit card expenses (non-business related) of employees, (k) in respect of any unpaid Taxes of the Company for any Pre-Closing Tax Period and the portion of the Pre-Closing Tax Period that ends on the Closing Date, (l) in respect of any unpaid payroll, social security and similar Taxes of the Company deferred under the CARES Act, (m) in respect of all other debt-like obligations and (n) in respect of the items set forth on Exhibit B. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts reflected in the Closing Date Working Capital or Closing Date Transaction Expenses, (ii) all costs incurred in connection with and all amounts payable to employees terminated by the Company at the written request of the Purchaser prior to Closing (excluding for the avoidance of doubt any amounts owed to such employee with respect to the period prior to termination that are not triggered from the actual termination of employment), or (iii) accounts payable, trade payables, and similar liabilities or accruals that, in each case, are not yet due, do not represent indebtedness for borrowed money, and are incurred in the ordinary course of business consistent with past practice.

“Indebtedness Schedule” means a schedule setting forth the Indebtedness to be paid, or caused to be paid, by Purchaser pursuant to Section 2.7(a), which schedule shall set forth (a) the names of all Persons entitled to receive such payments, (b) the amount of all such payments and (c) the wire account information with respect to each such payment.

“Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, including: (a) patents and patent applications, including any continuations, divisionals, revisions continuations-in-part, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, service names, trade dress, trade names, designs, design rights, logos, brand names, corporate names and other source or business identifiers and indicia of origin, and any registrations, applications for registration, renewals and extensions of any of the foregoing, together with all of the goodwill associated with any of the foregoing (collectively, “Marks”), (c) copyrights and copyrightable material, and all database and design rights, “moral” rights, mask works, works of authorship and any registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (d) trade secret rights and corresponding rights in confidential information and other non-public or proprietary information, including ideas, inventions, formulas, compositions, know-how, manufacturing and production processes and techniques, (collectively, “Trade Secrets”), (e) Internet domain names and (f) all other intellectual property rights arising from Software and technology.

“IP Licenses” means (a) all Contracts pursuant to which the Company is granted by any Person any license, sublicense or non-assertion commitment under or with respect to any Intellectual Property, in each case, other than Contracts pursuant to which the Company is granted any license or sublicense to any Off-the-Shelf Software and (b) all Contracts pursuant to which the Company grants to any Person any license, sublicense or non-assertion commitment under or with respect to any Intellectual Property, in each case other than nonexclusive licenses, sublicenses, or non-assertions granted by the Company to customers in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version)—1961 and the rules and regulations promulgated thereunder, as amended, including, any publications and clarifications issued by the ITA.

“ITA” means the Israel Tax Authority.

“Knowledge” means, with respect to the Company, the knowledge of a particular fact, circumstance, event or other matter in question of any of the Founders and the individuals listed on Schedule 1.1(k) hereto (collectively, the “Knowledge Persons”). Any such Knowledge Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Knowledge Person has actual knowledge of the fact, circumstance, event or other matter, or (b) such Knowledge Person would reasonably be expected to have such knowledge as a result of the reasonable performance of their duties in the ordinary course and due inquiry of their direct reports.

“Law” means any federal, state, local, municipal, Israeli or other foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liens” means all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind, except for any restrictions on transfer generally arising under any applicable securities Law.

“Losses” means, with respect to any Person, any actual losses (including diminution in value), liabilities, judgments, damages, fines, suits, actions, deficiencies, Taxes, costs and expenses (including interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses, and court costs) against or affecting such Person. For the avoidance of doubt, Losses shall not include any exemplary, punitive or similar theories of damages, including costs associated with management time or overhead, except to the extent actually awarded in connection with a Third Party Claim.

“Material Adverse Effect” means any effect, event, change, fact, occurrence, circumstance or development, individually or in the aggregate, that would reasonably be expected to be, or has been, materially adverse to the condition (financial or otherwise), results of operations, assets, liabilities, or business of the Company taken as a whole or that would impair the ability of the Sellers or the Company to perform their respective obligations under this Agreement or the other agreements contemplated hereunder, or to consummate the Transactions, provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company: (a) changes in general economic conditions; (b) changes affecting the Company’s industry generally; (c) acts of war or terrorism, armed hostilities or terrorism or any other national or international calamity or emergency, or any governmental or other response or reaction to any of the foregoing, or any government shutdown; (d) changes in Law or the Accounting Methodology occurring after the Closing Date, (e) any effect resulting from earthquake, fire, storm, flood or other acts of god that do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates; (f) epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (g) effects resulting from any action taken by the Company, as required under this Agreement or which Purchaser has specifically approved in writing or the failure to take any action prohibited by this Agreement; and (h) any effect resulting from the execution, pendency, announcement or consummation of the transactions contemplated by this Agreement (provided that in the case of clauses (a) through (h), such change, effect, event, circumstance, or condition does not disproportionately affect the Company in any material respect relative to similarly situated participants in the industry in which the Company operates).

“Marketing Expenses” means all costs related to online and offline media buy costs as well as offline media production costs incurred by the Company during the applicable period.

“Measurement Time” means 12:01 a.m., Israel Time, on the Closing Date.

“Net Revenue” means Gross Revenues less platform fees and third party fees, payment processing and currency system fees.

“Off-the-Shelf Software” means any Software that is generally available to the public through retail stores or commercial distribution channels and licensed to the Company for a license fee of less than $15,000 for each such license.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.

“Optionholder” means a holder of Company Options as of immediately prior to the Closing.

“Optionee Joinder Agreement” means the Joinder Agreements, dated on or about the Closing Date between the Company and each Optionhholder, in the forms attached hereto as Exhibit C.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority, court, arbitrator, mediator or similar entity.

“Organizational Documents” means (a) the articles or certificates of incorporation or association, and the by-laws of a corporation (if any), (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to or equivalent of any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, by the Company.

“Paying Agent” means ESOP Management and Trust Services Ltd., a private company organized under the laws of the State of Israel.

“Paying Agent Agreement” means a paying agent agreement, substantially in the form attached hereto as Exhibit D, which shall be entered into on the Closing Date, by and among Purchaser, Sellers’ Representative and the Paying Agent.

“Permit” means all permits, authorizations, certificates, franchises, licenses, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings, (c) Liens on Leased Real Property arising from the provisions of the applicable leases which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business of the Company conducted thereon, (d) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and (e) zoning regulations and land use restrictions that do not materially and adversely affect, impair or interfere with the use of any property affected thereby.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company in any of its Privacy Policies, notices or Contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of the Company for all Pre-Closing Tax Periods (allocated, with respect to a Straddle Period, in accordance with Section 7.4(b)), (ii) all Taxes resulting by reason of any liability of the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group, in each case, on or prior to the Closing Date, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the Transactions.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, to the extent applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), California Privacy Rights Act of 2020, Children’s Online Privacy Protection Act, Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), the Israeli Protection of Privacy Law 1981, Israel’s Communications Law (Bezeq and Broadcasting) 1982, Controlling the Assault of Non-Solicited Pornography & Marketing Act (CAN-SPAM), and any and all applicable Laws relating to breach notification, the use of biometric identifiers, the use of Personal Information for marketing purposes and data- or web-scraping, cybercrime, use of electronic data, unfair or deceptive trade practices with respect to information pertaining to an individual, or electronic monitoring or recording or any outbound communications or storage or transmission of Personal Information.

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Information.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’ policies, notices, and contractual obligations and/or codes of conduct by which the Company is bound, relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Pro Rata Share” means, with respect to each Equityholder, the percentage set forth opposite the name of such Equityholder in the Allocation Schedule, it being understood that such percentage shall be updated from time to time to give effect to (i) Unvested Options which have become Deemed Vested Options and (ii) preferences of the holders of preferred shares of the Company immediately prior to the Closing.

“Representatives” means, with respect to any Person, such Person’s officers, directors, shareholders, partners, members, managers, employees, consultants, agents, attorneys, accountants, investment bankers, advisors, financing sources and other representatives.

“Restricted Business” means the business of the Company as of the Closing, including the development, distribution, publishing and operation of mobile games in any location.

“R&W Binder” means the insurance binder issued by the R&W Insurer to Purchaser, dated as of the date hereof, to bind the R&W Insurance Policy.

“R&W Insurance Policy” means that certain representations and warranties insurance policy or policies to be issued by the R&W Insurer to Purchaser with effect as of the Closing Date pursuant to (and subject to the terms and conditions of) the R&W Binder for such policy or policies (as such policy may be amended, modified or supplemented from time to time).

“R&W Insurer” means Everest Insurance (Ireland), DAC, UK Branch.

“Second Year Earnout Period” means the one-year period commencing at the end of the First Year Earnout Period.

“Second Year Gross Revenues” means the Gross Revenues generated by the Company during the Second Year Earnout Period.

“Section 3(i)” means Section 3(i) of the Israeli Tax Ordinance (including any other written requirements, circulars, publications and clarifications issued by the ITA from time to time in connection therewith).

“Section 102” means Section 102 of the Israeli Tax Ordinance (including any other written requirements, circulars, publications and clarifications issued by the ITA from time to time in connection therewith).

“Section 102 Trustee” means a trustee appointed by the Company (which is currently ESOP Management and Trust Services Ltd., a private company organized under the laws of the State of Israel), or any duly authorized successor thereto.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world or virtual social world; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons, and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of such Person’s assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business, and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Working Capital” means zero (0) USD.

“Tax” means (a) any tax (including, but not limited to, any U.S. federal, state, local, or non-U.S. income, gross receipts, license, franchise, branch profits tax, capital gains, value-added, sales, use, alternative or add-on minimum, property tax, transfer tax, payroll, national insurance, social security, national insurance premium, healthcare fees, escheat and unclaimed property obligations, tangible, capital stock, employment, social contribution, unemployment compensation, disability, stamp, registration, excise or withholding tax, or other tax and all other similar charges, fees, duties, or levies of any kind whatsoever, in each case, whether disputed or not), and any related fine, penalty, interest, inflation linkage or addition to tax with respect thereto, imposed, assessed or collected by any Governmental Authority, and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of law or any predecessor or successor thereof).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration or claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Transaction Documents” means this Agreement and each agreement, document, instrument, writing and/or certificate contemplated by this Agreement or executed in connection with the Transactions.

“Transactions” means the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to Purchaser (which for the avoidance of doubt, includes the opportunity for the Purchaser to review, comment and approve the application to the ITA for the issuance of such certificate, such approval not to be unreasonably withheld or delayed), that is issued specifically in connection with the payments and deliverables to be received by an Equityholder pursuant to this Agreement, stating that no withholding (or reduced withholding) of Israeli Tax is required with respect to such payments made to such holder or providing other restrictions. For the avoidance of doubt, the Israeli Tax Ruling and the Israeli Interim Tax Ruling shall be considered a Valid Tax Certificate hereunder.

1.2. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at section indicated:

Term	Section
Acquisition Transaction	9.3
Advisory Group	12.12(e)
Agreed Amount	8.4(d)
Agreement	Preamble
Allocation Schedule	Recitals
Arbitrator	2.8(b)
Arnon	12.14(a)
Circular	2.11(b)
Claimed Amount	8.4(a)
Closing	2.4
Closing Date	2.4
Closing Statement	2.8(a)
Company	Preamble
Company Employees	3.14(d)
Company IT Systems	3.16(i)
Company Permits	3.8(b)
Company Plan	3.15(a)
Company Shares	Recitals
Confidential Information	6.1
Consultants	3.14(e)
Contested Amount	8.4(b)

Term	Section
Deductible	8.3(a)
Deemed Vested Options	2.2(b)(iv)
Disclosure Schedule	Article 3
Dispute Period	8.4(b)
Disputed Items	2.8(b)
Earnout Consideration	2.9
Earnout Report	2.9(g)
Estimated Cash and Cash Equivalents	2.6
Estimated Closing Date Indebtedness	2.6
Estimated Closing Date Transaction Expenses	2.6
Estimated Closing Date Working Capital	2.6
Exercise Price	2.3(a)
Expense Fund	12.12(d)
Final Amount	8.4(f)
Final Cash and Cash Equivalents	2.8(c)
Final Indebtedness	2.8(c)
Final Transaction Expenses	2.8(c)
Final Working Capital	2.8(c)
Financial Statements	3.5(a)
First Year Earnout Direct Contribution	2.9(a)(v)
First Year Gross Revenue Baseline	2.9(a)
Forfeited Amount	2.2(b)(v)
Forfeiture Event	2.2(b)(v)
Gap	2.9(e)(ii)
Indemnity Dispute	8.4(f)
Interim Financial Statements	3.5(a)
IP Representations	8.1(a)(ii)
Israeli Interim Tax Ruling	2.12
Israeli Tax Ruling	2.12
Key Customers	3.22(b)
Key Vendors	3.22(c)
Leased Real Property	3.11(b)
Licensed Intellectual Property	3.16(a)
Material Contract	3.13(a)
Notice of Claim	8.4(a)
Objection Notice	2.8(b)
Outside Date	11.1(d)
Owned Registered Intellectual Property	3.16(a)
Payoff Letters	2.5(b)(iv)
Payor	2.11(a)
Personal Property Leases	3.11(c)
Pre-Closing Statement	2.6
Privileged Deal Communications	12.14(b)
Purchaser	Preamble

Term	Section
Purchaser Indemnified Parties	8.2
Purchaser Releasee	6.3(a)
Representative Losses	12.12(e)
Response Notice	8.4(b)
Restricted 102 Grants	3.12(w)
Restricted Period	6.2(a)
Retained Amounts	2.2(b)(iii)
Retained Closing Amount	2.2(b)(iii)(A)
Retained First Earnout Amount	2.2(b)(iii)(B)
Retained Second Earnout Amount	2.2(b)(iii)(C)
Schedule Supplement	12.13
Seller Released Claims	6.3(a)
Seller Releasors	6.3(a)
Sellers	Preamble
Sellers’ Representative	Preamble
Sellers’ Representative Engagement Agreement	12.12(e)
Sellers’ Representative Group	12.12(e)
Social Media Platform	3.16(l)
Social Media Terms	3.16(l)
Specified Employee	6.2(a)
Stipulated Amount	8.4(e)
Survival Date	8.1(a)
Tax Proceeding	7.4(e)
Third Party Claim	8.4(g)
Total Consideration	8.3(b)(i)
Transfer Taxes	2.10
Transition Actions	9.6
Unvested Optionee Entitlements	2.2(b)(i)
Unvested Options	2.2(b)(i)
VAT	3.12(q)
Vested Options	2.2(a)
Withholding Drop Date	2.11(b)

1.3. Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars; Dollar Thresholds. Any reference in this Agreement to “$” or “Dollars” shall mean United States Dollars.

(c) Exhibits/Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Updates. Except as otherwise set forth herein, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(j) Or. Where the context so permits, the word “or” means “and/or.”

(k) “made available”. Any reference in this Agreement to “made available”, “provided to” or a similar phrase when used in reference to a document or information means that such document or information was made available (and continuously accessible) for viewing in the Company’s electronic data room hosted by Intralinks at least one (1) Business Day prior to the date hereof.

ARTICLE 2

THE TRANSACTIONS

2.1. Sale and Purchase of the Company Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from each Seller, the number of Company Shares set forth opposite such Seller’s name in the Allocation Schedule, free and clear of all Liens. The aggregate consideration to be paid hereunder by Purchaser for such Company Shares and the cancellation of the Company Options shall be the Final Closing Date Purchase Price plus the Earnout Consideration (if any), payable as provided in this Article 2.

2.2. Treatment of Company Options. All Company Options shall terminate at the Closing. No Company Options shall be assumed, substituted, or otherwise replaced by Purchaser.

(a) Vested Company Options. Immediately prior to but contingent upon the Closing, each Company Option that is unexpired, unexercised and vested immediately prior to the Closing (“Vested Options”) shall, by virtue of the Closing and without the need for any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be automatically cancelled, and each Optionholder holding Vested Options shall have the right to receive, with respect to such Vested Options, an amount in cash, without interest, equal to such Optionholder’s Pro Rata Share of the Closing Date Purchase Price (subject to withholding of such Optionholder’s Pro Rata Share in each of the Adjustment Holdback Amount, the Expense Fund), and (B) the right to receive such Optionholder’s Pro Rata Share of any cash disbursements that may become payable, with respect to such Vested Options, from the Adjustment Holdback Amount and the Expense Fund, in accordance with the terms of this Agreement, and (C) the right to receive such Optionholder’s Pro Rata Share of any positive Adjustment Amount that may become payable, with respect to such Vested Options, pursuant to Section 2.8, and (D) the right to receive such Optionholder’s Pro Rata Share of any Earnout Consideration that may become payable under this Agreement in accordance with the provisions of Section 2.9. The amount of cash that each holder of Vested Options is entitled to receive for such Vested Options will be subject to any applicable payroll, income Tax or other withholding Taxes and the provisions of the Israeli Tax Ruling and/or the Israeli Interim Tax Ruling if obtained. For the avoidance of doubt, an Optionholder’s “Pro Rata Share” for purposes of this Section 2.2(a) shall be calculated based on such Optionholder’s holding of Vested Options (disregarding any shares of the Company or Unvested Options held by such Optionholder).

(b) Unvested Company Options.

(i) Immediately prior to but contingent upon the Closing, each Company Option held by a Continuing Employee that is unexpired, unexercised and unvested immediately prior to the Closing (“Unvested Options”) shall, by virtue of the Closing, and without any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be automatically cancelled, and each Optionholder holding Unvested Options shall have the right to receive, subject to such Optionholder’s continued employment in accordance with the terms of the original documents governing such Options, under the terms and on the payment dates set forth in clause (b)(ii) below, an amount in cash, without interest, with respect to such Unvested Options, equal to the following (collectively, “Unvested Optionee Entitlements”):

(A) such Optionholder’s Pro Rata Share of the Closing Date Purchase Price; and the right to receive such Optionholder’s Pro Rata Share of any positive Adjustment Amount (above the Adjustment Holdback Amount) that may become payable, with respect to such Unvested Options, pursuant to Section 2.8;

(B) the right to receive such Optionholder’s Pro Rata Share of any Earnout Consideration that may become payable under this Agreement in accordance with the provisions of Sections 2.9(a) (First Year Earnout Consideration); and

(C) the right to receive such Optionholder’s Pro Rata Share of any Earnout Consideration that may become payable under this Agreement in accordance with the provisions of Sections 2.9(b) (Second Year Earnout Consideration).

For the avoidance of doubt, an Optionholder’s “Pro Rata Share” for purposes of this Section 2.2(b)(i) shall be calculated based on such Optionholder’s holding of Unvested Options (disregarding any shares of the Company or Vested Options held by such Optionholder).

(ii) The amount of cash that each holder of Unvested Options is entitled to receive for such Unvested Options will be subject to any applicable payroll, income Tax, other withholding Taxes and the provisions of the Israeli Tax Ruling if obtained.

(iii) Retention of Retained Amounts for Unvested Optionee Entitlements. Notwithstanding anything in the Agreement to the contrary, Purchaser shall withhold and retain the amounts set forth below (collectively, “Retained Amounts”) for the purpose of payment of the Unvested Optionee Entitlements and shall transfer such Retained Amounts, when due and payable in accordance with Section 2.8(b)(iv) below, to the Paying Agent for further disbursement to the Optionholders and/or the Equityholders, as applicable.

(A) Purchaser shall withhold and retain from (I) the Closing Date Purchase Price, and (II) any Positive Adjustment Amount such amounts as would be necessary to allow for payment of the then Unvested Optionee Entitlements payable pursuant to Section 2.2(b)(i)(A) (“Retained Closing Amount”);

(B) Purchaser shall withhold and retain from the Earnout Consideration payable in accordance with Section 2.9(a) (First Year Earnout Consideration) such amounts as would be necessary to allow for payment of the then Unvested Optionee Entitlements payable pursuant to Section 2.2(b)(i)(B) (“Retained First Earnout Amount”); and

(C) Purchaser shall withhold and retain from the Earnout Consideration payable in accordance with Section 2.9(b) (Second Year Earnout Consideration) such amounts as would be necessary to allow for payment of the then Unvested Optionee Entitlements payable pursuant to Section 2.2(b)(i)(C) (“Retained Second Earnout Amount”).

(iv) Payment of Unvested Optionee Entitlements. A portion of the Unvested Optionee Entitlements shall be transferred by Purchaser to the Paying Agent for payment to Optionholders at the end of each 6-month period following the Closing in accordance with Section 2.2(b)(i) above, calculated based on the number of Company Options that would have vested during the 6-month period ending on such payment date in accordance with the original documents governing such Options as follows (“Deemed Vested Options”):

(A) Upon the lapse of each 6-month during the first year as of the Closing, Optionholders shall be paid all amounts payable pursuant to Section 2.2(b)(i)(A) out of the Retained Closing Amount in respect of Company Unvested Options that have become new Deemed Vested Options during the applicable period;

(B) Upon the lapse of each 6-month period during the second year as of the Closing, Optionholders shall be paid (i) all amounts payable pursuant to Section 2.2(b)(i)(A) out of the Retained Closing Amount in respect of Unvested Company Options that have become new Deemed Vested Options during the applicable period; and (ii) all amounts payable pursuant to Section 2.2(b)(i)(B) out of the Retained First Earnout Amount in respect of Unvested Company Options that have become new Deemed Vested Options during the applicable period;

(C) Upon the lapse of each 6-month period following the second anniversary of the Closing, Optionholders shall be paid (i) all amounts payable pursuant to Section 2.2(b)(i)(A) out of the Retained Closing Amount in respect of Unvested Company Options that have become new Deemed Vested Options during the applicable period; (ii) all amounts payable pursuant to Section 2.2(b)(i)(B) out of the Retained First Earnout Amount in respect of Unvested Company Options that have become new Deemed Vested Options during the applicable period; and (iii) all amounts payable pursuant to Section 2.2(b)(i)(C) out of the Retained Second Earnout Amount in respect of Unvested Company Options that have become new Deemed Vested Options during the applicable period.

(D) The applicable Exercise Price shall be deducted by Purchaser from all payments due to the Optionholders under this Section 2.2(b)(iv) and shall be transferred to the Paying Agent for distribution to the Equityholders in accordance with their Pro Rata Share together with Forfeited Amounts distributed pursuant to Section 2.2(b)(v) below.

(v) To the extent a holder of Unvested Options shall cease being an employee of the Company or any of its Affiliates (for any reason) prior to the date such Optionholder’s Unvested Options have all become Deemed Vested Options (a “Forfeiture Event”), such Optionholder shall not be entitled to the amounts that would have been payable had the Unvested Options that would not have vested prior to such termination date become Deemed Vested Options (the “Forfeited Amount”), and such Forfeited Amount shall be transferred to the Paying Agent for payment to the Equityholders in accordance with the Allocation Schedule on a semi-annual basis on or about the date of payment of the applicable Unvested Optionee Entitlements. On each payment date, the pro rata allocation of payments of the Forfeited Amount and the Exercise Price payable under Section 2.2(iv)(D) above shall be calculated based on the assumption that all Unvested Options (with respect to which a Forfeiture Event has not occurred) have become Deemed Vested Options, but the amount attributable to such Unvested Options which have not yet become Deemed Vested Options shall be held back by the Purchaser and distributed to the Paying Agent for payment to the Equityholders within 30 Business Days of the date on which all previously held Unvested Options have either become Deemed Vested Options or a Forfeiture Event has occurred with respect thereto such that the Pro Rata Share of the Equityholders pursuant to the Allocation Schedule shall have become final.

(c) Termination of Company Option Plan. Without limiting the foregoing, the Company shall take all actions reasonably necessary to (i) terminate the Company Option Plan immediately prior to but contingent upon the Closing, (ii) effectuate the provisions of this Section 2.2, and (iii) ensure that the Company will not at the Closing be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person (other than Purchaser) to own any share capital of the Company, or to receive any payment in respect thereof other than as set forth in this Agreement.

(d) Transfer to Paying Agent. The payment of the amounts of cash set forth in this Section 2.2 to the Paying Agent shall be deemed the discharge of Purchaser’s obligation to pay such amounts to the Optionholders or the Equityholders, as applicable.

2.3. Allocation Schedule.

(a) The Allocation Schedule sets forth, without limitation, (i) the name, address and email address of each Equityholder, (ii) the number of Company Shares and Company Options held by each Equityholder (iii) the exercise price of each Vested Option and Unvested Option (the “Exercise Price”), (iv) the vesting schedule of each Unvested Option, (v) the amount of cash payable to each such Equityholder (prior to applicable withholding) at the Closing, (vi) the Pro Rata Share of each Equityholder including with respect to each Optionholder, the Pro Rata Share attributable to such Optionholder’s Vested Options and Unvested Options and (vii) the deductions applicable to such Equityholder with respect to the Adjustment Holdback Amount, the Expense Fund and the Retained Closing Amount.

(b) Each of the parties hereby acknowledges and agrees (i) with the allocations and calculation set forth in the Allocation Schedule, (ii) that the preparation and accuracy of the Allocation Schedule and the allocation and calculations set forth therein (including any updates made pursuant to Section 2.3(c) below are the responsibility of the Sellers, and (iii) that Purchaser and, Company, the Paying Agent and the Section 102 Trustee shall be entitled to rely thereon without independent verification, and to make payments in accordance therewith, without any obligation to investigate or verify the accuracy or correctness thereof. Neither Purchaser nor the Company, Paying Agent or the Section 102 Trustee shall have any liability to any Seller, Optionholder or any other Person with respect to any claim that the amounts payable pursuant to the Allocation Schedule are incomplete or inaccurate or that such Person was entitled to receive payment of any other amount (subject to actual payment of the amounts specified in this Agreement.

(c) It is understood that the Allocation Schedule is subject to change to give effect to (i) preferences of the holders of preferred shares of the Company immediately prior to the Closing and (ii) Unvested Options which have become Deemed Vested Options under this Agreement. Following each distribution of cash made under this Agreement by Purchaser to the Paying Agent, the Sellers’ Representative will provide to the Paying Agent an updated Allocation Schedule (after providing the Purchaser reasonable opportunity to review and comment on such update) on the basis of which the cash distributed to the Paying Agent will be distributed to the Equityholders.

2.4. Closing. The consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents, at 17:00, Israel Time, on the date that is the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 10 (excluding conditions that, by their terms, are to be satisfied at the Closing), unless another time or date is agreed to in writing by the Purchaser and the Company (the “Closing Date”).

2.5. Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser shall deliver to the Company each of the following:

(i) the Paying Agent Agreement, duly executed by Purchaser; and

(ii) a copy of the final R&W Insurance Policy.

(b) the Company and/or the Sellers shall deliver to Purchaser each of the following:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying: (i) the Company’s Organizational Documents, (ii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Documents to which the Company is a party, and (iii) the resolutions or written consent of the board of directors and shareholders of the Company approving this Agreement, the other Transaction Documents and the Transaction;

(ii) share transfer deeds for all of the Company Shares in the form attached hereto as Exhibit E, duly executed by each Seller in favor of Purchaser, each accompanied by share certificates evidencing the respective Company Shares or an affidavit of loss or that no share certificate(s) were issued, in customary form;

(iii) the register of shareholders of the Company evidencing the transfer to and ownership of all of the Company Shares by Purchaser, certified and duly executed by an authorized officer of the Company;

(iv) (A) payoff letters or similar documents (the “Payoff Letters”) specifying the aggregate amounts of the Company’ obligations that will be outstanding as of the Closing under the Indebtedness set forth on the Indebtedness Schedule (including principal, interest, fees, expenses and other amounts payable thereunder) and (B) all instruments and documents necessary to release any and all Liens (other than Permitted Liens) securing the Indebtedness of the Company;

(v) the Paying Agent Agreement, duly executed by the Sellers’ Representative and the Paying Agent;

(vi) the Optionee Joinder Agreement, duly executed by each Optionholder;

(vii) a good standing certificate (or its equivalent) for the Company, dated not more than ten (10) days prior to the Closing Date, from the Israeli Registrar of Companies and Partnerships;

(viii) resignations effective as of the Closing Date of the directors and officers of the Company as Purchaser may request;

(ix) evidence reasonably satisfactory to Purchaser that the D&O Tail Policy has been fully paid and is in effect;

(x) evidence reasonably satisfactory to Purchaser of the termination of the Contracts set forth on Schedule 2.5(b)(xiii) at or prior to the Closing;

(xi) evidence reasonably satisfactory to Purchaser of the termination of the Company Plans set forth on Schedule 2.5(b)(xiv) at or prior to the Closing; and

(xii) any required consents; and

(xiii) such other certificates and instruments as Purchaser shall reasonably request in connection with the Closing.

2.6. Pre-Closing Statement. Schedule 2.6 (the “Pre-Closing Statement”), sets forth the Company’s good faith estimate, based upon the books and records of the Company, of (a) Closing Date Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (b) Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (c) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (d) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (e) the Closing Date Purchase Price based upon such items. To the extent reasonably requested by Purchaser, the Company will make available to Purchaser and its auditors and advisors all material records and work papers used in preparing the Pre-Closing Statement.

2.7. Closing Payments. At the Closing:

(a) Purchaser shall pay or cause to be paid, by means of wire transfer of immediately available funds, the Indebtedness set forth on the Indebtedness Schedule, in the amounts and otherwise in accordance with the terms set forth in the Payoff Letters and the Indebtedness Schedule, such payment to be made by the Purchaser to an account designated by the Paying Agent for further distribution by the Paying Agent in accordance with the Payoff Letters.

(b) Purchaser shall pay or cause to be paid, by means of wire transfer of immediately available funds, the Expense Fund to an account designated by the Paying Agent for distribution by the Paying Agent into an account designated by the Sellers’ Representative.

(c) Purchaser shall pay or cause to be paid, by means of wire transfer of immediately available funds, the Closing Date Option Consideration, to an account designated by the Paying Agent for further distribution by the Paying Agent to the Optionholders in accordance with the Allocation Schedule and subject to the provisions of this Agreement and the Paying Agent Agreement (it being understood that the Exercise Price shall be deducted from the payment made to the Optionholders and transferred by the Paying Agent to the Company’s account).

(d) Purchaser shall pay to the Sellers an amount equal to (i) the Closing Date Purchase Price less (ii) the Retained Closing Amount less (iii) the Adjustment Holdback Amount, the Expense Fund and the Closing Date Option Consideration, by means of wire transfer of immediately available funds to an account designated by the Paying Agent, for distribution by the Paying Agent to the Sellers in accordance with the Allocation Schedule, and subject to the provisions of this Agreement and the Paying Agent Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, any consideration which a holder of (i) Company 102 Shares, Company 102 Options or Company 3(i) Options has the right to receive pursuant to this Agreement in respect of such Company 102 Shares, Company 102 Options or Company 3(i) Options shall be transferred by Purchaser, to the Paying Agent, who shall transfer such consideration directly to the Section 102 Trustee to be held in trust and further distributed in accordance with the applicable provisions of the Israeli Tax Ordinance, the Israeli Tax Ruling (if obtained), or the Israeli Interim Tax Ruling (if obtained), as applicable, and (ii) Company Options that are not Company 102 Options or Company 3(i) Options has the right to receive pursuant to this Agreement in respect of such Company Options shall be transferred by Purchaser to the Paying Agent for payment to the holders of such Company Options in accordance with the Allocation Schedule and subject to the provisions of this Agreement and the Paying Agent Agreement.

(f) The payment of the amounts of cash set forth in this Section 2.7 to the Paying Agent shall be deemed the discharge of Purchaser’s obligation to pay such amounts to the relevant parties.

2.8. Post-Closing Purchase Price Adjustment and Payments.

(a) As promptly as practicable, but in no event later than sixty (60) days following the Closing, Purchaser shall prepare and deliver to the Sellers’ Representative a written statement (the “Closing Statement”), based upon the books and records of the Company, which shall set forth Purchaser’s calculation of (i) Closing Date Cash and Cash Equivalents, (ii) Closing Date Working Capital, (iii) Closing Date Indebtedness, (iv) Closing Date Transaction Expenses and (v) the Final Closing Date Purchase Price based upon such items. After delivery of the Closing Statement, the Purchaser shall provide Sellers’ Representative copies of such documentation used in the calculations of the Closing Statement requested by the Sellers’ Representative to the extent reasonably necessary to complete Sellers’ Representative’s review of the Closing Statement, including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel, work papers and other books and records of Purchaser and the Company relating to preparation of the Closing Statement.

(b) If, within forty-five (45) days following the delivery of the Closing Statement, the Sellers’ Representative has not given Purchaser notice of its objection to any item in the Closing Statement reasonably indicating the basis of such objection (an “Objection Notice”), which such Objection Notice shall describe the nature of any such objection in reasonable detail and identify the specific items involved and, to the extent reasonably ascertainable, an estimate of the dollar amount of such objection, then the Closing Statement shall be deemed final and binding on Purchaser, the Company and the Equityholders. If the Sellers’ Representative delivers an Objection Notice, then Purchaser and the Sellers’ Representative shall consult in good faith to resolve the disputed items set forth in the Objection Notice (the “Disputed Items”) and, if any such Disputed Items have not been resolved within thirty (30) days following delivery of such notice, from and after such time either the Sellers’ Representative or Purchaser may submit the remaining Disputed Items to one of the “Big 4” accounting firms (which does not act as the Purchaser’s auditor) mutually agreed by Purchaser and the Sellers’ Representative (the “Arbitrator”) for resolution. If any Disputed Items are submitted to the Arbitrator for resolution, (i) Purchaser and the Sellers’ Representative shall use their respective reasonable efforts to cause the Arbitrator to resolve all remaining disagreements with respect to the Closing Statement as soon as practicable, (ii) Purchaser and the Sellers’ Representative shall furnish to the Arbitrator and each other such work papers and other documents and information relating solely to the Disputed Items as the Arbitrator may request and are available to that party; provided, however, that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party; provided further, however, that the Arbitrator shall consider only any unresolved Disputed Items which are identified as being in dispute, based solely on the supporting material provided by Purchaser and the Sellers’ Representative and not pursuant to any independent review, (iii) the Arbitrator’s review shall be made strictly in accordance with the accounting procedures set forth in this Agreement and (iv) the Arbitrator shall act as an arbitrator and the determination by the Arbitrator of the Disputed Items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Arbitrator, shall be final, binding and conclusive on the parties and enforceable as an arbitration award. In resolving any Disputed Item, the Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in the case of the Sellers’ Representative on the Objection Notice and in the case of Purchaser on the Closing Statement. In addition, for the avoidance of doubt, after delivery, in no event shall the Sellers’ Representative change the Objection Notice or Purchaser change the Closing Statement in a manner adverse to the other party. The terms of appointment and engagement of the Arbitrator shall be as agreed upon between the Company and the Sellers’ Representative, and any associated engagement fees shall be borne based on the inverse of the percentage that the Arbitrator’s determination bears to the total amount of the total items in dispute as originally submitted to the Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Arbitrator awards $600 in favor of the Sellers’ Representative, 60% of the costs of its review would be borne by the Company and 40% of the costs of its review would be borne by the Equityholders.

(c) The Closing Date Purchase Price shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which the Closing Date Cash and Cash Equivalents, as finally determined pursuant to Section 2.8(b) (the “Final Cash and Cash Equivalents”) are greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the Final Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents; (ii)(A) increased by the amount, if any, by which the Closing Date Working Capital, as finally determined pursuant to Section 2.8(b) (the “Final Working Capital”), is greater than the Estimated Closing Date Working Capital or (B) reduced by the amount, if any, by which the Final Working Capital is less than the Estimated Closing Date Working Capital; (iii)(A) reduced by the amount, if any, by which the Closing Date Indebtedness, as finally determined pursuant to Section 2.8(b) (the “Final Indebtedness”) is greater than the Estimated Closing Date Indebtedness or (B) increased by the amount, if any, by which the Final Indebtedness is less than the Estimated Closing Date Indebtedness; and (iv)(A) reduced by the amount, if any, by which the Closing Date Transaction Expenses, as finally determined pursuant to Section 2.8(b) (the “Final Transaction Expenses”) are greater than the Estimated Closing Date Transaction Expenses or (B) increased by the amount, if any, by which the Final Transaction Expenses are less than the Estimated Closing Date Transaction Expenses.

(d) No later than seven (7) Business Day following the final determination of the Adjustment Amount:

(i) if the Adjustment Amount is positive, then (A) Purchaser shall pay, or shall cause the Company to pay to the Paying Agent (for distribution to the 102 Trustee and/or the Equityholders, as applicable, in accordance with the Allocation Schedule) an amount equal to the Adjustment Amount plus the Adjustment Holdback Amount, which amount shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent;

(ii) if the Adjustment Amount is negative, then Purchaser shall transfer to the Paying Agent (for distribution to the 102 Trustee and/or the Equityholders, as applicable, in accordance with the Allocation Schedule) the amount by which the Adjustment Holdback Amount exceeds the absolute value of the Adjustment Amount (and Purchaser shall retain the remaining Adjustment Holdback Amount), which shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent; provided however that if the absolute value of the Adjustment Amount exceeds the Adjustment Holdback Amount, then, in addition to Purchaser retaining the entire Adjustment Holdback Amount, the Equityholders shall, severally and not jointly, , pay to Purchaser an amount equal to such Equityholder’s Pro Rata Share of the absolute value of the Adjustment Amount less than the Adjustment Holdback Amount within seven (7) Business Days following determination of the Adjustment Amount;

(iii) if the Adjustment Amount is zero, then Purchaser shall transfer to the Paying Agent (for distribution to the 102 Trustee and/or the Equityholders, as applicable, in accordance with the Allocation Schedule) the Adjustment Holdback Amount, which shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent.

(e) The Adjustment Amount shall be denominated in United States Dollars, based on the US$:NIS exchange on the Closing Date, as published by the Bank of Israel.

(f) The Adjustment Amount shall be treated as an adjustment to the Closing Date Purchase Price for Tax purposes, unless otherwise required under any applicable Law.

(g) The payment of the amounts of cash set forth in this Section 2.8 to the Paying Agent shall be deemed the discharge of Purchaser’s obligation to pay any Adjustment Holdback Amount and positive Adjustment Amount to the Equityholders.

2.9. Earnout. Subject to the terms of this Section 2.9, an additional aggregate amount of up to Two Hundred and Twenty Million Dollars ($220,000,000) will be paid to the Equityholders as follows (the “Earnout Consideration”).

(a) First Year Earnout Consideration. The Earnout Consideration for the First Year Earnout Period is based on a multiple (as set forth below) of incremental First Year Gross Revenues greater than $35,000,000 (the “First Year Gross Revenue Baseline”) as follows:

(i) If the First Year Gross Revenues grow up to 40% from the First Year Gross Revenue Baseline, the Earnout Consideration for the First Year Earnout Period shall be 0.75X the amount by which the First Year Gross Revenues exceed the First Year Gross Revenue Baseline.

(ii) If the First Year Gross Revenues grow between 40% and 80% from the First Year Gross Revenue Baseline, the Earnout Consideration for the First Year Earnout Period shall be 1.25X the amount by which the First Year Gross Revenues exceed the First Year Gross Revenue Baseline.

(iii) If the First Year Gross Revenues grow above 80% from the First Year Gross Revenue Baseline, the Earnout Consideration for the First Year Earnout Period shall be 1.75X the amount by which the First Year Gross Revenues exceed the First Year Gross Revenue Baseline.

(iv) Schedule 2.9(a)(iv) sets forth examples of the calculation of the First Year Earnout Consideration.

(v) Notwithstanding anything to the contrary herein, no Earnout Consideration will be due for the First Year Earnout Period unless the Direct Contribution during the First Year Earnout Period (the “First Year Earnout Direct Contribution”) is greater than negative $10,000,000.

(b) Second Year Earnout Consideration. The Earnout Consideration for the Second Year Earnout Period is based on a multiple (as set forth below) of incremental Second Year Gross Revenues greater than the First Year Gross Revenues as follows.

(i) In order to be eligible to receive any Earnout Consideration in respect of the Second Year Earnout Period, both of the following 2 conditions must be met: (i) the First Year L3M Daily Gross Revenues must exceed $180,000 and (ii) the First Year Earnout Direct Contribution must be greater than negative $10,000,000. Failure to meet either of these requirements will result in no Earnout Consideration being paid in respect of the Second Year Earnout Period. If both of these requirements are met, subject to clause (vi) below, Earnout Consideration for the Second Year Earnout Period shall be payable in accordance with the provisions of this Section 2.9 below.

(ii) If the Second Year Gross Revenues grow up to 40% from the First Year Gross Revenues, the Earnout Consideration for the Second Year Earnout Period shall be 0.75X the amount by which the Second Year Gross Revenues exceed the First Year Gross Revenues.

(iii) If the Second Year Gross Revenues grow between 40% and 80% from the First Year Gross Revenues, the Earnout Consideration for the Second Year Earnout Period shall be 1.25X the amount by which the Second Year Gross Revenues exceed the First Year Gross Revenues.

(iv) If the Second Year Gross Revenues grow above 80% from the First Year Gross Revenues, the Earnout Consideration for the Second Year Earnout Period shall be 1.75X the amount by which the Second Year Gross Revenues exceed the First Year Gross Revenues.

(v) Schedule 2.9(b)(v) sets forth examples of the calculation of the Second Year Earnout Consideration.

(vi) Notwithstanding anything to the contrary herein, no Earnout Consideration will be due for the Second Year Earnout Period unless the Direct Contribution during the Second Year Earnout Period is greater than zero (0) USD.

(c) For the avoidance of doubt, the maximum Earnout Consideration payable by Purchaser to the Equityholders (jointly) under this Agreement shall not exceed an aggregate amount of Two Hundred and Twenty Million United States Dollars ($220,000,000).

(d) Purchaser does not guarantee the satisfaction of the conditions required for payment of the Earnout Consideration or any portion thereof. Subject to the foregoing, during the Earnout Period, Purchaser shall carry on the business of the Company as a going concern, and shall not, without the prior consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed) take any of the following actions, or knowingly cause or permit any of the following actions: (i) sell, transfer, discontinue, cease to operate, or otherwise dispose of, any material asset of the Company, (ii) expand or develop the business of the Company through any corporate vehicle or entity other than a wholly owned subsidiary of the Company unless the earnings of the expanded business are consolidated with the earnings of the Company for the purposes of calculating the Earnout Consideration, (iii) liquidate, dissolve or wind up the Company (unless the earnings of the Company’s business are otherwise attributed for the purposes of calculating the Earnout Consideration), or terminate the Company’s activities in any material manner, (iv) removes or replaces the Founders in relation to any role held by them as at the Closing Date for the first two years following the Closing Date, other than for Cause or title and other related changes made to conform to the Purchaser’s employment practices, (v) wilfully take any action that is intended to diminish the Earnout Consideration, and (vi) other than for Cause, terminate the employment or services of any of the the individuals set forth on Schedule 2.9(d) without the consent of one of the Founders. For the avoidance of doubt, none of the Transition Actions or any actions taken by Purchaser following the Closing in connection with the Transition Actions or in connection with compliance by the Company with applicable Laws (including without limitation, Privacy Laws) shall be deemed to be a breach of clause (v) above.

(e) Until the lapse of the Earnout Period, the Purchaser shall, and shall cause its Affiliates (including the Company) to:

(i) to the extent that one of the Founders is terminated due to death or Disability, then the other remaining Founders shall have the right, for the remaining duration of the Earnout Period, to appoint the replacement for the other Founder, under the same terms and conditions without additional cost to the Company or the Purchaser (such replacement to be one of the other Founders or another Person mutually agreed by the Company and the Founders);

(ii) allow the Founders to expend Marketing Expenses as long as the Company maintains a gap (which shall be measured on a year to date basis, commencing on the day after the Closing Date with respect to the First Year Earnout Period, and the first day of the Second Year Earnout Period with respect to the Second Year Earnout Period) between the Net Revenues and Marketing Expenses (i.e., Net Revenues less Marketing Expenses) (the “Gap”), that shall not exceed the following amounts:

(A) during the 6 months as of the commencement of the First Year Earnout Period and the Second Year Earnout Period, as applicable, negative $25,000,000;

(B) during the 7-9 months as of the commencement of the First Year Earnout Period and the Second Year Earnout Period, as applicable, negative $20,000,000, and

(C) during the 10-12 months as of the commencement of the First Year Earnout Period and the Second Year Earnout Period, as applicable, as applicable, negative $15,000,000;

(iii) provide the Sellers’ Representative a written quarterly profit and loss statement with respect to the Company.

(f) Schedule 2.9(f) sets forth an example of the calculation of the Gap. Playtika will review on a monthly basis whether the Company exceeds the Gap, and should the Company exceed the Gap at any time during the Earnout Period, the provisions of Section 2.9(e)(ii) shall cease to apply.

(g) Within 60 days following the end of the First Year Earnout Period, and the Second Year Earnout Period, as applicable, Purchaser shall deliver to Sellers’ Representative a report setting forth the Gross Revenue of the Company for the First Year Earnout Period or the Second Year Earnout Period, as applicable and Purchaser’s calculation of the Earnout Consideration due in respect of the applicable period (an “Earnout Report”). If Earnout Consideration is due as reflected in the Earnout Report, then Purchaser shall pay the Equityholders, , the applicable portion of the Earnout Consideration payable with respect to such period 14 Business Days following the delivery of the relevant Earnout Report to the Sellers’ Representative, such payment to be made to an account designated by the Paying Agent for distribution by the Paying Agent to the Equityholders in accordance with the Allocation Schedule and subject to the provisions of this Agreement and the Paying Agent Agreement. The payment of such amounts of cash to the Paying Agent shall be deemed the discharge of Purchaser’s obligation to pay such portion of the Earnout Consideration to the Equityholders. In the event that Sellers’ Representative disputes Purchaser’s calculation of the Earnout Consideration as set forth in the Earnout Report, the provisions of Section 2.8(b) above shall apply to such dispute with the term “Closing Statement” being replaced with “Earnout Report” and the Earnout Consideration shall not be payable until the later of 30 Business Days following the delivery of the applicable Earnout Report or 7 Business Days following the final determination of the Earnout Consideration.

2.10. Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by the Sellers, severally and not jointly, and solely with respect to itself or himself. Sellers shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis (taking into account any applicable extension of time) all necessary Tax Returns with respect to, any Transfer Tax and provide to Purchaser upon written request, evidence of payment of all Transfer Taxes except to the extent applicable Law required Purchaser to make such filing in which case Sellers shall reimburse Purchaser for any such Transfer Taxes to the extent paid.

2.11. Withholding Rights.

(a) Notwithstanding anything to the contrary in this Agreement, Purchaser, the Paying Agent, the Section 102 Trustee and the Company, as applicable (each, a “Payor”), shall be entitled to (i) deduct and withhold from any payments pursuant to this Agreement to any Equityholder, such amounts as Purchaser, the Paying Agent, the Section 102 Trustee or the Company, as applicable, is required, without duplication, to deduct and withhold from consideration due to such Equityholder or in connection therewith with respect to any applicable Tax Laws and (ii) request any necessary Tax forms, including any applicable IRS or ITA withholding forms or approvals from any Equityholder. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Equityholder in respect of which such deduction and withholding was made, and the applicable Payor will provide to such Equityholder, as soon as practicable, written confirmation evidencing such amount withheld.

(b) In accordance with the Income Tax Circular 19/2018 (the “Circular”) and provided that an undertaking pursuant to section 6.2.4.3 of the Circular was provided by the Paying Agent to the Purchaser prior to Closing, with respect to Israeli Taxes, the consideration payable to each of the Sellers hereunder (excluding the Adjustment Holdback Amount and Expense Fund), shall be paid to and retained by the Paying Agent for the benefit of such holders for a period of one hundred and eighty (180) days from Closing (and with respect to the Adjustment Holdback Amount and Expense Fund and, if applicable, the Earnout Consideration and Retained Amounts, or any other amount payable or otherwise deliverable after Closing, ninety (90) days following release of such payments to the Paying Agent) or an earlier date required in writing by each such holder (the “Withholding Drop Date”) (during which time no amounts shall be withheld for Israeli Taxes, except as provided below or as required by the ITA and applicable Law) and during which time each such holder may obtain a Valid Tax Certificate. If a holder delivers, no later than five (5) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate, and the balance of the payment that is not withheld shall be paid to such payment recipient. If any holder (A) does not provide Purchaser or the Paying Agent with a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such Israeli payment recipient’s portion of the consideration shall be reasonably calculated by the Paying Agent according to the applicable withholding rate under the Israeli Tax Ordinance, which amount shall be calculated in New Israel Shekels based on the US$:NIS exchange rate known on the date the consideration is actually delivered to such recipient, and the Paying Agent will transfer to such recipient the balance of the payment due to such recipient that is not so withheld. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the amount payable to any Seller under the Agreement held by the Paying Agent prior to the Withholding Drop Date, the Paying Agent (i) will notify such Seller of such matter promptly after the receipt of such demand, and provide such Seller with a reasonable time (but in no event less than 30 Business Days, unless otherwise explicitly required in writing by the ITA) to attempt to delay such requirement or extend the period for complying with such requirement by means of a written certificate, ruling or confirmation from the ITA obtained by the Seller, and (ii) to the extent such certificate, ruling or confirmation from the ITA is not timely provided by such Seller to the Paying Agent, transfer to the ITA the amount so demanded including any interest and fines imposed by the ITA under any applicable Law in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Seller.

(c) Notwithstanding anything to the contrary in this Agreement, any payments made to holders of Company 102 Shares, Company 102 Options and Company 3(i) Options will be subject to deduction or withholding of Israeli Tax in accordance with the provisions of the Israeli Tax Ordinance on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs unless prior to such date, the Israeli Tax Ruling or the Israeli Interim Tax Ruling, shall have been obtained from the ITA, providing for no withholding.

2.12. Israeli Tax Ruling. The legal counsels for the Company in full coordination and cooperation with the counsels of Purchaser, as soon as practicable after the date of this Agreement (if not filed earlier), shall execute and file with the ITA an application for a ruling (the “Israeli Tax Ruling”) in relation to the tax treatment of Company 102 Shares, Company 102 Options and Company 3(i) Options within the scope of this Agreement, to confirm, among others, that (a) Purchaser and anyone acting on its behalf (including the Paying Agent) shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Company 102 Shares, Company 102 Options and Company 3(i) Options where such consideration is transferred to the Section 102 Trustee or the Paying Agent, to be held and distributed by the Section 102 Trustee pursuant to the terms of the Israeli Tax Ruling; and (b) the conversion of Company 102 Options and Company 102 Shares into the right to receive the consideration therefor in accordance with the terms hereof shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Israeli Tax Ordinance) so long as such consideration is deposited with the Section 102 Trustee until the end of the respective holding period; and (c) any payment of a portion of the Adjustment Holdback Amount, Expense Fund, Earnout Consideration and Retained Amounts (if any) to holders of Company 102 Shares, Company 102 Options and Company 3(i) Options shall be taxed only upon the actual payment to the Section 102 Trustee or the applicable holder; and (d) such other ruling or relief as the parties may agree is appropriate to request under the circumstances. If the Israeli Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Purchaser and anyone acting on its behalf (including the Paying Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Company 102 Shares, Company 102 Options and Company 3(i) Options to the Section 102 Trustee (the “Israeli Interim Tax Ruling”) where such consideration is transferred to the Section 102 Trustee, to be held and distributed by the Section 102 Trustee, pursuant to the terms of the Israeli Interim Tax Ruling (if applicable) and the Israeli Tax Ruling to be obtained following the Closing. Each of Purchaser and the Company shall and shall cause its respective counsels and accountants to coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Ruling or the Israeli Interim Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all actions necessary, proper or advisable to obtain the Israeli Interim Tax Ruling and the Israeli Tax Ruling in a prompt and reasonable manner; provided, however, that subject to obtaining the Israeli Interim Tax Ruling prior to Closing, then even if the Israeli Tax Ruling shall not be obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed for the specific reason of not obtaining such Israeli Tax Ruling. For the avoidance of doubt, neither the Company nor any of its legal counsel shall make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Israeli Tax Ruling or the Israeli Interim Tax Ruling without prior coordination with Purchaser or its legal counsel, and the Company shall enable Purchaser’s legal counsel to participate in all discussions and meetings relating thereto. To the extent that Purchaser’s legal counsel elects not to participate in a meeting or discussion, the Company’s legal counsel shall provide Purchaser with a prompt and full report of the discussions held. In any event, any application for and the language of the Israeli Tax Ruling or the Israeli Interim Tax Ruling shall in all circumstances be subject to the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed in the disclosure schedule of even date herewith delivered by the Company to Purchaser (the “Disclosure Schedule”) and attached hereto as Schedule 3, which Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, as of the date hereof and as of the Closing Date (except for such representations and warranties that are explicitly noted hereunder to be made only as of a specific date, which shall be made only as of such date), the Company hereby makes the representations and warranties contained in this Article 3 to Purchaser.

3.1. Organization, Good Standing and Other Matters3.1.1. . The Company is (a) duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the laws of Israel, and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Copies of the Organizational Documents of the Company, in effect as of the date hereof, have been provided to Purchaser and reflect all amendments made thereto and are true, correct and complete in all material respects. The Company is duly qualified as a foreign corporation to conduct its business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, in each case except where failure to be duly qualified or licensed as a foreign corporation to do business would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.2. Capitalization; No Subsidiaries.

(a) The Company’s authorized share capital is NIS 115,800, divided into 10,000,000 Ordinary Shares of nominal value NIS 0.01 each of the Company, 545,000 Preferred Seed-1 Shares of nominal value NIS 0.01 each of the Company, 150,000 Preferred Seed-2 Shares of nominal value NIS 0.01 each of the Company, 40,000 Preferred Seed-3 Shares of nominal value NIS 0.01 each of the Company, 310,000 Preferred A Shares of nominal value NIS 0.01 each of the Company, and 535,000 Preferred B Shares of nominal value NIS 0.01 each of the Company. The Allocation Schedule sets forth all of the authorized, issued and outstanding equity interests of the Company (including the Company Options) and the record owners thereof. As of the date hereof, 273,257 shares of the Company are reserved for issuance under the Company Option Plan, of which 191,465 shares are subject to outstanding Company Options granted under the Company Option Plan, and 78,700 shares remain available for grant. The Company Shares or any other equity interests of the Company were issued in compliance with (A) any Israeli, or U.S. federal or state, securities laws and (B) any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights of any other Person. The Company Shares, when issued, sold and delivered, were, and are, validly issued, duly authorized and free and clear of any Liens created by or on behalf of the Company (other than those arising under applicable securities Laws or the Company’s Organizational Documents). The Sellers are the record and, to the Company’s knowledge, the beneficial owners of all of the Company Shares. As of immediately prior to the Closing, the Company Shares and the Company Options will constitute all of the issued and outstanding equity interests of the Company.

(b) Schedule 3.2(b) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all outstanding Company Options and other rights to purchase or receive Company Shares granted under the Company Option Plan, any sub-plan thereto or otherwise, and, for each such Company Option and other right, as applicable, (i) the number of Company Shares subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of the Transactions, either alone or in connection with any other event) and vested status, (iii) the grant and expiration dates, (iv) the exercise price, if applicable, (v) the name of the holder thereof, (vi) the Tax route applicable to such Company Option, (vii) whether such Company Option may be early exercised (i.e., prior to vesting), (viii) whether an election under Section 83(b) of the Code was timely made, if applicable and (ix) the form of award agreement under which the grant was made. All Company Options were granted under the Company Plan pursuant to the form of award agreement made available to Purchaser. No Company Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(c) Except as set forth on Schedule 3.2(c), there are no (i) outstanding subscriptions, options, warrants, rights, calls, puts, contracts, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any equity interests of the Company, (ii) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company, (iii) to the Knowledge of the Company, voting trusts, proxies or other agreements between or among any Seller or any other Person with respect to the voting or transfer of any equity interests of the Company, (iv) outstanding or authorized equity appreciation, phantom equity, profit participation, profits interests or similar rights with respect to the Company or (v) any bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Company may vote.

(d) The Company does not, directly or indirectly, own, and has never owned, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability of, any Person.

3.3. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is party, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, and each Transaction Document to which the Company is party, by the Company, and the consummation by the Company of the Transactions have been duly authorized and approved by the Company’s board of directors and its shareholders, and no other corporate or equityholder action on the part of the Company or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement, or the Transaction Documents to which the Company is party, by the Company and the consummation by the Company of the Transactions. This Agreement has been, and each of the Transaction Documents will be at or prior to Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes (assuming the due authorization, execution and delivery by

Purchaser), and each Transaction Document when so executed and delivered will constitute, (assuming the due authorization, execution and delivery by the parties thereto), a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. The Company has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive rights, rights of first refusal, co-sale rights or similar rights directly or indirectly affecting any of its securities with respect to the Transactions.

3.4. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation of the Transactions by the Company will not (i) violate the provisions of the Company’s Organizational Documents, or (ii) violate any Law or Order to which the Company is subject or by which its properties or assets are bound.

(b) Except as otherwise set forth on Schedule 3.4(b) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions by the Company will not (i) require the Company to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority, (ii) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of or notice to any third party to, any Material Contract or Permit or (iii) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets or properties of the Company.

3.5. Financial Statements.

(a) The Company has made available to Purchaser (i) the audited consolidated balance sheet of the Company, and the related audited consolidated statement of income of the Company for the fiscal years ended December 31, 2022 and December 31, 2021, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2023 and the related unaudited pro forma consolidated statement of income of the Company for the 6-month period then ended (collectively, the “Interim Financial Statements”) ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, and subject, in the case of the Interim Financial Statements, to absence of notes and normal and recurring year-end adjustments, consistently applied, and present fairly in all material respects the consolidated financial position of the Company as of the dates thereof and for the periods covered thereby.

(b) The Company’s system of internal control over financial reporting is reasonable and sufficient to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP. There have been no instances of fraud or corporate misappropriation that involve any employee, director or officer of the Company.

(c) All notes and accounts receivable of the Company are reflected in its books, records, and accounts, and, to the extent arising before the Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such receivables arose out of bona fide sales actually made or services actually performed in the ordinary course of business.

(d) All notes and accounts payable of the Company are reflected in its books, records, and accounts, and, to the extent arising before the Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such payables arose out of bona fide transactions entered into in the ordinary course of business.

3.6. No Undisclosed Liabilities; Indebtedness.

(a) The Company does not have any liability or obligation of any kind, whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, other than those reflected on or reserved against in the Financial Statements or set forth on Schedule 3.6(a) of the Disclosure Schedule.

(b) Except as set forth on Schedule 3.6(b) of the Disclosure Schedule, the Company (i) does not have any outstanding Indebtedness and (ii) is not obligated to make any loans or advances to any Person.

3.7. Absence of Certain Changes and Events. Except as set forth on Schedule 3.7 of the Disclosure Schedule or as is otherwise contemplated by this Agreement, from the Balance Sheet Date to the date of this Agreement, (a) there has not occurred a Material Adverse Effect and (b) the Company has not taken or failed to take, as applicable, any of the following actions:

(a) make or declare any dividend or distribution in respect of the equity securities of the Company;

(b) sell, assign, license, transfer, pledge, lease, grant preferential rights with respect to, sublicense, covenant not to assert with respect to, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any material assets (including any material Owned Intellectual Property) or abandon, cancel or permit to lapse or expire any Owned Intellectual Property, except with respect to non-exclusive licenses granted to customers in the ordinary course of business or with respect to immaterial or obsolete Owned Intellectual Property;

(c) receive, collect, compile, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in violation of any Privacy Requirements;

(d) fail to take all actions (or avoid to take actions, as appropriate) reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or processed by or on behalf of, the Company, including by undergoing data security testing and auditing consistent with past practice and expeditiously and fully resolving or remediating all material risks or vulnerabilities identified;

(e) (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any Company Shares or other equity interests in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for or entitling the holder thereof to purchase or receive any Company Shares or other equity interests in the Company or any of its Subsidiaries, (ii) split, combine or reclassify any Company Shares or other equity interests in the Company or any of its Subsidiaries, (iii) other than options granted to the Company’s employees and service providers as listed in Schedule 3.2(b), issue or sell any additional interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Company Shares or other equity interests in the Company or any of its Subsidiaries, or (iv) redeem, purchase or otherwise acquire directly or indirectly any outstanding any Company Shares or other equity interests in the Company or any of its Subsidiaries; except as contemplated under Section 2.2 in connection with the cancellation of the Company Options;

(f) amend, supplement or otherwise modify any Organizational Documents of the Company;

(g) dissolve or liquidate the Company or any of its Subsidiaries;

(h) incur any Indebtedness that will remain outstanding after the Closing, other than (i) Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) trade accounts payable, and (iii) short-term working capital financing;

(i) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof;

(j) create any subsidiary or enter into a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses;

(k) except as required by Law or GAAP, change any of the accounting principles or practices used by the Company;

(l) enter into any new line of business, or terminate any existing line of business;

(m) grant or increase in the base salary or wages, bonus opportunity, or other compensation or benefits, including severance, retention or change in control payments, payable to any current or former employee, director or individual service provider, in each case, except (i) as required by Law, (ii) as required by the terms of any existing Contract or Company Plan;

(n) enter into, amend or terminate any Company Plan or any plan, program policy, agreement or arrangement that would be a Company Plan if in existence on the date of this Agreement;

(o) recognize any labor unions as the collective bargaining representative of any employee or enter into any collective bargaining agreement;

(p) take any action to accelerate the vesting or payment of any compensation for the benefit of any employee or Optionholder;

(q) make, change or revoke any Tax election, enter into any closing agreement with respect to Taxes, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes or apply for or receive a Tax ruling, other than as expressly contemplated by this Agreement;

(r) enter into, terminate, or amend any Material Contract;

(s) make or authorize capital expenditures in excess of $50,000 in the aggregate;

(t) institute or settle any Action (other than ordinary course collection matters or matters involving payment of $50,000 or less) or waive or release any material right or material claim against a third party;

(u) apply for or receive a grant from any Governmental Authority, including the IIA; or

(v) agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

3.8. Compliance With Laws; Permits.

(a) The Company is, and has been since formation, in material compliance with all Laws (including anti-boycott Laws, export control and economic sanctions Laws, customs and other import-related Laws, and anti-bribery and other anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, and the UK Bribery Act and all Environmental Laws) and Orders applicable to the Company. Neither the Company nor, to the Knowledge of the Company, any Seller, has received any notice from any Governmental Authority of any violations of any Law or Order applicable to the Company.

(b) Schedule 3.8(b) of the Disclosure Schedule sets forth a true, correct and complete list of all material Permits required for the operation of the business of the Company (the “Company Permits”), each of which is in full force and effect. Except as set forth on Schedule 3.8(b) of the Disclosure Schedule, (i) the Company is in material compliance with all Company Permits and (ii) the Company has not received any notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Company Permit, nor, to the Company’s Knowledge, do any reasonable grounds for cancellation, suspension, revocation, invalidation, modification, or non-renewal of any Company Permit exist. All fees and charges with respect to the Company Permits that have become due and payable have been paid in full, and all required applications, notices, and required filings (including any pending renewal applications, notices, or filings) with respect to the Company Permits have been duly filed or made on a timely basis with the appropriate Governmental Authorities.

(c) The Company has not in any material manner violated any Law involving restrictions or limitations on the use, development, export of or encryption of technology, and the business of the Company does not require it to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other applicable Law regulating the development, commercialization or export of technology.

(d) The Company has not applied for or received any direct benefits pursuant to the CARES Act or any similar legislation.

(e) The Company does not produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as defined in 31 C.F.R. § 801.204, and has never produced, designed, tested, manufactured, fabricated, or developed any such “critical technology.

3.9. Litigation.

(a) There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any Seller seeking to enjoin, challenge or prevent the Transactions. Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, there is no, and there has been no, Action pending or, to the Company’s Knowledge, threatened against the Company or any of its properties or assets or any officer, director or employee of the Company (in such capacities), nor has there occurred any event nor, to the Company’s Knowledge, does there exist any condition on the basis of which any such Action could reasonably be properly instituted or commenced. There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes Actions pending or threatened in writing (or, to the Company’s Knowledge, any basis therefor) involving the prior employment of any of the Company’s employees, their services provided in connection with the business of the Company, any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers to any of their former employers or their obligations under any agreements with prior employers.

(b) The Company is not, and has not been, in default under or in breach of any Order applicable to the Company. Except as set forth in Schedule 3.9(a) of the Disclosure Schedule, the Company is not, has not been, and has not been threatened to be made subject to, any Order.

3.10. Insurance. Each of the insurance policies maintained by, or applicable to, the Company is set forth on Schedule 3.10 of the Disclosure Schedule (specifying the insurer, the type of policy, the amount of and nature of coverage, the risk insured against, the deductible or retention amount (if any), the material coverage limitations (if any), policy number, and the date through which coverage shall continue by virtue of premiums already paid) and is in full force and effect, and there are no defaults under any such policy by the Company or, to the Company’s Knowledge, the applicable insurer. True, correct and complete copies of all such insurance policies have been made available to Purchaser. There are no nor have there been any claims pending under any such insurance policies The policies under which the Company is the primary named insured will not terminate or lapse by reason of any of the Transactions and are in amounts and provide coverages (ii) as required by applicable Governmental Authority, Law and any Contract to which any Company is a party or by which any of the Company’s assets or properties is bound and (ii) consistent with industry practices. All premiums due and payable under such policies have been paid and the Company and to the Knowledge of the Company, the Sellers have not received any notice of default, pending or threatened termination, or cancellation, limitation, or reduction of coverage, or increase in any premium or deductible, with respect thereto. There are no Actions pending under any such insurance policies including Actions for which coverage has been denied by the applicable insurance carrier. There has not been, nor is there, a gap in coverage under any of the Company’s insurance policies. The Company does not maintain any self-insurance program.

3.11. Real Property; Personal Property.

(a) The Company does not own any real property.

(b) Schedule 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property leased or subleased by the Company as tenant or lessee (the “Leased Real Property”). Except as set forth on Schedule 3.11(b) of the Disclosure Schedule, and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, or subject to general principles of equity, the Company has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens). The Leased Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as it is conducted on the date hereof. The current use and occupancy of the Leased Real Property and the operation of the Company’s businesses as currently conducted thereon comply in all material respects with applicable zoning Laws, easements, covenants, conditions, restrictions and similar provisions in any instrument of record affecting the Leased Real Property, and the Company has all easements, rights of way, rights of access and other rights necessary for access to the Leased Real Property and to conduct their businesses at the Leased Real Property as currently conducted. The Company has not received any notice (i) of any default or event that (with due notice or lapse of time or both) would constitute a default by the Company under any lease with respect to the Leased Real Property or (ii) that the Landlord with respect to such Leased Real Property would refuse to renew the lease with respect thereto upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(c) Schedule 3.11(c) of the Disclosure Schedule sets forth a true, correct and complete list of all leases of tangible assets of the Company involving annual payments in excess of $50,000 (the “Personal Property Leases”).

(d) The Company has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, all of the material tangible assets and other personal property that are necessary for the Company to conduct its business as it is currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). All such material tangible assets and other personal property are in good condition and repair, normal wear and tear excepted.

(e) The properties and assets currently owned by the Company are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted and as currently proposed to be conducted.

3.12. Tax Matters.

(a) The Company has timely (taking into account valid extensions) filed (or has had filed on its behalf) all Tax Returns required to be filed by it in accordance with applicable Laws. All such Tax Returns were prepared in compliance with applicable Law, are true, correct and complete in all respects.

(b) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions obtained in the ordinary course of business.

(c) The Company (i) is not a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract or any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing, (ii) has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law; (iii) has not consummated or participated in any transaction which was or is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (iv) has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code; (v) has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (vi) has not made any entity classification election on IRS Form 8832; and (vii) has not made any election under Section 965(h) of the Code.

(d) The Company has no liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of the Company.

(f) The Company is not, and has never been, the subject of a Tax audit or other examination in respect of any Taxes, and no such audit or examination has been threatened.

(g) No written claim has been delivered to the Company by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is required to file Tax Returns in that jurisdiction.

(h) The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing.

(i) The Company has (i) timely paid all Taxes (whether or not shown or required to be shown on any Tax Return) due and payable, and (ii) with respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in its books and records and have been accrued in the ordinary course of business consistent with past practice. As of the date of this Agreement, the Company has no outstanding debt due and payable to the ITA or any other taxing authority.

(j) The Company has complied with all applicable Laws relating to the payment, reporting, withholding, and collection of Taxes and have within the time and manner prescribed by applicable Laws (i) withheld all Taxes required to be withheld under applicable Law including sums withheld for Taxes due in respect of all payments (paid in cash, paid in kind (including employee benefits)) to employees, independent contractors, officers, directors, consultants, lenders (with interest calculated at arm’s length), and shareholders, with respect to each – to the extent required under applicable Law, (ii) collected all sales, use, value added, goods and services, and similar Taxes required to be collected under applicable Law, (iii) timely remitted all Taxes withheld and collected to the appropriate taxing authority (taking into account valid extensions) in accordance with applicable Laws, and (iv) requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which they would otherwise have been obligated to collect or withhold Taxes, and otherwise maintained in its records all information and documents necessary to comply with all requirements of applicable Laws relating to information reporting and other similar filing requirements required under applicable Law.

(k) Schedule 3.12(k) of the Disclosure Schedule sets forth a complete and correct list of all Tax Returns of the Company required to be filed following the Closing Date with respect to any Pre-Closing Tax Period.

(l) To the Company’s Knowledge, no claim for assessment or collection of Taxes has been or is presently being asserted, pending or threatened by any taxing authority against the Company. The Company has not received from any taxing authority any (i) notice indicating an intent to open an Action, audit, or other review with respect to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax.

(m) The Company has been at all times resident for Tax purposes and subject to Tax only in Israel, and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company has not, and have never been, subject to Tax in any jurisdiction other than Israel by virtue of having a permanent establishment or other place of business or taxable presence in the jurisdiction. The Company is not and has not at any time been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code. No written claim has been made by a taxing authority where the Company does not file a particular type of Tax Return that the Company is required to file such Tax Return or may be subject to Taxes in such jurisdiction.

(n) The Company has made available to Purchaser complete and correct copies of (i) all governmental, federal, municipal, state and foreign income, franchise, or similar Tax Returns, and all other Tax Returns, of the Company for all Tax years with respect to which the applicable statute of limitations has not expired, (ii) any audit report, ruling, decision, closing or settlement agreement, technical advice memorandum, tax holiday, or similar document issued since the inception of the Company (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company, (iii) any examination reports, and statements of deficiencies assessed against or agreed to by the Company (iv) all material communications to, or received by the Company from any taxing authority, and (v) all Tax opinions and legal memoranda and similar documents for the Company, in each case under clauses (ii) through (v), for all taxable periods since inception. No election has been made with respect to Taxes of the Company in any Tax Return that has not been made available to Purchaser.

(o) Other than as set forth in Schedule 3.12(o) of the Disclosure Schedule, the Company is not, nor it has ever been since its inception, properly classified as a “controlled foreign corporation” within the meaning of Section 75B of the Israeli Tax Ordinance, nor does it hold, or has ever held, any interest in such a corporation. The Company is not, nor has it ever been since its inception, a controlled foreign corporation (as defined in Code Section 957) or passive foreign investment company (as defined in Code Section 1297).

(p) All charges for goods or services made between the Company and any other Person have satisfied the transfer pricing requirements under applicable Laws and none of such charges is subject to adjustment under Section 482 of the Code or under any similar or comparable provision of applicable Laws (such as Section 85A of the Israeli Tax Ordinance) as of the date of this Agreement. All transactions between the Company and its equityholders have been conducted on an arm’s-length basis.

(q) The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which it might not be entitled, to the extent permitted under applicable Law, to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (ii) has collected and timely remitted (taking into account valid extensions) to the relevant taxing authority all output VAT which they are required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which they are not entitled under any Law.

(r) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling to which the Company is a party to in connection with the provisions of Part E2 of the Israeli Tax Ordinance.

(s) The Company has not participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b). The Company has not received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(t) Except as set forth in Schedule 3.12(t) of the Disclosure Schedule, the Company has not applied for or received any Tax exemption, Tax holiday, or other Tax reduction agreement in connection with Israeli Taxes, including any written confirmation by the Israel Investment Center of “Approved Enterprise”, “Benefitted Enterprise”, “Preferred Enterprise” or “Preferred Technological Enterprise” status or otherwise under the Law for Encouragement of Capital Investments, 1959; nor has it received any grants from the IIA or otherwise under the Law for the Encouragement of Industrial Research and Development, 1984; and there are no royalties, fees, repayments or other amounts due or payable by the Company to the IIA with respect to any of the foregoing. The Company has complied with all material filing, reporting and other obligations under applicable Law in connection with, and, as of the date of this Agreement, is eligible to receive, such incentive, subsidy or benefit. No prior written approval of or written notice to the Israel Authority for Investments and Development of the Industry and Economy, or any other taxing authority, is required in order to consummate this Agreement, or to preserve entitlement of the Company to any such incentive, subsidy, or benefit.

(u) The Company is not, nor has it ever been, a real property corporation (Igud Mekarke’in) within the meaning of Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(v) The Company has not received any Tax ruling that is in force, or from any taxing authority, and no request for such a ruling is currently pending, except for Tax rulings required in order to consummate this Agreement and subject to the applicable provisions of this Agreement.

(w) The Company Option Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Company 102 Shares and Company 102 Options which were issued under the Company Option Plan (“Restricted 102 Grants”) are currently in compliance with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Restricted 102 Grants only following the lapse of the required thirty (30) day period from the filing of the Company Option Plan with the ITA, the appointment of an authorized trustee to hold the Restricted 102 Grants, the due deposit of such Restricted 102 Grants with such trustee pursuant to the terms of Section 102, where Company 102 Options have been exercised, the due issuance of share certificates for the underlying shares registered in the name of the trustee, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable. All Tax rulings, opinions, correspondence, and filings with the ITA relating to the Company Option Plan and any award thereunder have been made available to Purchaser. Except for the Company Option Plan the Company has no other incentive plan intended to comply with Section 102(b)(2) of the Israeli Tax Ordinance.

(x) Other than as set forth in Schedule 3.13(a), no Company Shares issued to any employee of the Company is subject to “reverse vesting” or a repurchase option (or any similar arrangement) in favor of the Company, nor have any Company Shares been issued to any Person which are the result of the conversion of any convertible instrument or are held for the benefit of any beneficiary by a third party (such as a trustee nominee or otherwise, other than the Section 102 Trustee.

(y) To the Company’s Knowledge, there are no Tax credits that are or could be subject to clawback or recapture under applicable Law as a result of the transactions contemplated by this Agreement.

3.13. Material Contracts.

(a) Schedule 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of all of the following Contracts to which the Company is a party or by which the Company is bound as of the date hereof (each, a “Material Contract”):

(i) any Contract for the purchase, acquisition or sale of materials, goods, services, equipment or other assets providing for annual payments made by or to the Company of $50,000 or more;

(ii) any Contract that entitles the Company to receive an amount in cash, goods, services or materials of $50,000 or more during the twelve (12) month period ending on the Balance Sheet Date;

(iii) any Contract (A) limiting in any respect the right of the Company to engage in any line of business, to compete with any Person in any line of business, or the manner or locations in which any of them may engage or hire or solicit any Person for employment or other business relationship, or (B) prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(iv) any Contract for the sale of any of the assets or properties of the Company or for the grant to any Person of any preferential rights to purchase any such assets or properties, in each case, other than in the ordinary course of business;

(v) any Contract in which any Company is a party in a joint venture, strategic alliance, or general or limited partnership;

(vi) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the material assets or properties of the Company, including the Payoff Letters;

(viii) any Contract pursuant to which the Company leases any portion of the Leased Real Property;

(ix) any Personal Property Lease;

(x) any Contract for the employment of any executive officer, director or employee of the Company and any Contract for engagement of any Consultant;

(xi) any Contract providing for severance or other termination or change of control payments, or termination or change of control benefits, to any executive officer, director or employee of the Company;

(xii) any collective bargaining agreement or other Contract with any labor organization, union, works council or similar organization, group of employees or any collective bargaining representative;

(xiii) any settlement, conciliation or similar agreement with any Person or Governmental Authority;

(xiv) any IP Licenses;

(xv) any Contract for capital expenditures or the acquisition or construction of fixed assets;

(xvi) any Contract with a Key Vendor;

(xvii) any Contract with a Key Customer;

(xviii) any sales agency, sales representation, reseller, distributorship, dealer, broker, franchise or similar Contract;

(xix) any Contract with (A) a “key man” provision, requirement or similar provision or that otherwise provides a Person with any rights in the event that a particular Person ceases to provide services under such Contract or remain employed or engaged by the Company, (B) a most favored nation, favored customer, or similar provision, (C) exclusivity obligation or (D) minimum purchase, service level guarantees, guaranteed payments or obligations or similar provisions;

(xx) any Contract that requires the Company to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);

(xxi) any Contract or plan (including any equity incentive plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity interests (including phantom equity) of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such securities or options, warrants or other rights therefor; and

(xxii) any other Contract that is material to the Company.

(b) (i) Neither the Company nor, to the Company’s Knowledge, any Seller has received any notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Company under any Material Contract and no event has occurred that, with or without notice or the lapse of time, or both, would constitute a material default by the Company under any Material Contract, (ii) each Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles) and (iii) to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Material Contract, (iv) no party to any Material Contract has exercised or, to the Company’s Knowledge, threatened to exercise, any termination rights with respect to any such Material Contract, (v) no party to any Material Contract has threatened to breach or adversely modify any Material Contract, and (vi) no party to any Material Contract has provided notice that such party does not intend to renew any Material Contract. The Company has in all material respects performed all obligations required to be performed by it to date under each Material Contract and is not in default or breach of any Material Contract (with due notice or lapse of time or both). The Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract to which it is a party. The Company has made available to Purchaser true, correct and complete copies of each of the Material Contracts set forth on Schedule 3.13(a) of the Disclosure Schedule, together with all amendments thereto.

(c) The services provided to the Company under its Advertiser Agreement with ironSource Mobile Ltd., dated August 25, 2021 have never included the channel referred to therein as “IronSource Aura” and, therefore, the exclusivity covenant contained in such agreement with respect to the IronSource Aura services is not applicable to the Company.

3.14. Labor Matters.

(a) Set forth on Schedule 3.14(a) of the Disclosure Schedule is a complete and accurate list of all current officers, directors, managers and employees of the Company, listing (i) all Contracts with such officers, directors, managers, and employees; (ii) dates of hire and any rehire dates; (iii) the rate of compensation (including the portions thereof attributable to salary, bonus and commission, respectively), exempt or non-exempt status, full-or part-time status, job function/title, (iv) work location and (v) status as active or on leave. Since the Balance Sheet Date, there have been no increases in the compensation or any special bonuses payable to any officer, director, manager, or employee of the Company, except ordinary salary increases implemented on a basis consistent with past practices. The Company does not engage, and has never engaged, any employees outside of the State of Israel.

(b) There are no written or unwritten policies or customs that, by extension, could entitle any employee of the Company to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of bonuses or statutory severance pay when it is not legally required), other than those included in the Company Plans or under such employees’ employment agreements.

(c) Except as set forth on Schedule 3.14(c) of the Disclosure Schedule:

(i) The Company is not a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no employee of the Company is represented by any labor organization with respect to such employee’s employment with the Company;

(ii) There are no (A) strikes or work stoppages involving the Company pending or, to the Company’s Knowledge, threatened or (B) material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or former employee of the Company;

(iii) No Action brought by or on behalf of any employee, former employee, labor organization or other representative of the employees of the Company is pending or, to the Company’s Knowledge, threatened against the Company;

(iv) No Order imposes continuing remedial obligations or otherwise limits or affects the Company’s ability to manage its employees, service providers, or job applicants;

(v) To the Company’s Knowledge, no union organization campaign is in progress with respect to any employee or group of employees of the Company;

(vi) The Company is, and has been, in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours of work, meal and rest periods/breaks, child labor, discrimination, civil rights, withholdings and deductions, whistleblowing, employee safety, immigration control and naturalization, drug testing, data privacy, vacation pay, paid sick leave and leave of absence entitlements and benefits, fringe benefits, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, and immigration;

(vii) The Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from (A) the failure to pay wages (including overtime wages) and/or (B) the misclassification of employees as independent contractors or freelancers;

(viii) The Company has promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or similar policy violation allegations. With respect to each such allegation for which the Company reasonably determined corrective action was an appropriate measure (whether for legal compliance or as a prophylactic measure), the Company has taken such prompt corrective action that is reasonably calculated to prevent any potentially improper action; and

(ix) The execution and delivery of this Agreement and the performance of this Agreement do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or groups of employees of the Company, or any Governmental Authority, with respect to any employee of the Company.

(d) Except as set forth in Schedule 3.14(d) of the Disclosure Schedule, (i) the employment of each of the Company’s existing employees (the “Company Employees”) is subject to termination upon not more than thirty (30) days’ prior written notice under the termination notice provisions or otherwise included in the employment agreement with such Company Employee or applicable Law, (ii) all amounts that the Company is legally or contractually required either (A) to deduct from Company Employees’ salaries or to transfer to such Company Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (B) to withhold from Company Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and the Israeli National Insurance Law, 1990, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company is not delinquent in making any such deduction, transfer, withholding or payment, (iv) the Company is and has been in compliance in all respects with all applicable Law and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli employees, including but not limited to the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, and the Law of Increased Enforcement of Labor Laws, 2011, (v) no Company Employee is on a statutory or non-statutory leave of absence or has given notice of his or her intention to go on a leave of absence, (vi) no Company Employee has terminated, or has advised the Company of his or her intention to terminate, employment for any reason, and (vii) to the Company’s Knowledge the termination of the employment of no current Company Employee is prohibited or requires a special permit under applicable Law as a result of his or personal or leave status or otherwise. The Company does not engage minors, students, interns or foreign employees in Israel. Except for extension orders (tzavei harchava) applying to all employees in the State of Israel, the Company is not subject to, and no employee of the Company benefits from, any extension order or collective agreement.

(e) The Company has not engaged any consultants, sub-contractors, freelancers, temporary workers or independent contractors (collectively, “Consultants”) who, according to applicable Law, would be entitled to the rights of an employee vis-à-vis the Company, including rights to severance pay, vacation, recuperation pay and other employee-related statutory benefits.

3.15. Employee Benefits.

(a) Schedule 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each plan, program, policy, practice, Contract, or other arrangement providing for employment, compensation, retirement, pension, manager’s insurance, study fund, deferred compensation, loans, severance, separation, change of control, relocation, repatriation, expatriation, visas, work permits, termination pay, redundancy pay, performance awards, bonus, incentive, share option, share purchase, share bonus, restricted share, phantom share, share appreciation right, supplemental retirement, profit sharing, fringe benefits, meal benefits, medical benefits, life insurance, pay and benefits relating to maternity, paternity or adoption leave, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, in each case, for active, retired or former employees, directors or consultants, which is sponsored, maintained, contributed to, or required to be contributed to by the Company or as to which the Company has any liability, contingent or otherwise (“Company Plan”). The Company does not maintain any Company Plan in jurisdiction outside of the State of Israel.

(b) Neither the Company nor, to the Company’s Knowledge, any other Person, has made any commitment to modify, change or terminate any Company Plan.

(c) With respect to each Company Plan, the Company has made available to Purchaser correct and complete copies of each Company Plan (or, if not written, a written summary of its terms, excluding in this respect, Company Plans that provide benefits solely to the extent mandated by applicable Law), including, as applicable, all current plan documents, trust agreements, group annuity contracts, insurance policies or contracts, third-party administrator or administrative service agreements, summaries, summary plan descriptions, together with any summary of modifications, or other funding vehicles and all amendments and supplements thereto and any related notices, registration statements and prospectuses, and any material employee communications relating thereto. The Company has made available to Purchaser all material communications to or from the ITA or any other Governmental Authority relating to each Company Plan (including any filings made with the ITA with respect to each Company Plan and any notices of the ITA relating thereto).

(d) No event has occurred and there exists no condition or circumstance that would reasonably be expected to subject the Company to any material liability (other than for liabilities with respect to routine benefit claims pursuant to such Company Plans) under the terms of, or with respect to, such Company Plans or any applicable Law related thereto. Subject to applicable Law, each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any material liability other than routine administrative fees incurred in connection with such amendment, termination or discontinuation. No action has been brought, or to the Company’s Knowledge is threatened, against or with respect to any such Company Plan. All notices and disclosures required under applicable Law to be made in respect of any Company Plan have been timely provided to all participants.

(e) Except as required by applicable Law, no Company Plan provides any retiree or post-employment medical, disability or life insurance benefits and/or other welfare benefits to any person, the Company does not have any obligation to provide such benefits, and there are no reserve assets, surplus or prepaid premiums under any Company Plan. The Company does not have any unsatisfied obligations to any Company employees, former employees or their qualified beneficiaries pursuant to any applicable Law governing health care coverage extension or continuation.

(f) The Company (i) has in all material respects performed all obligations required to be performed by it under each Company Plan, (ii) is not in default under or in violation of any Company Plan, (iii) has established and maintained each Company Plan in accordance with its terms and in compliance with all applicable Law, and (iv) has obtained from the Governmental Authority having jurisdiction with respect to such Company Plan any required determinations, if any, that such Company Plan is in compliance with applicable Laws if such determinations are required in order to give effect to such Company Plan. No Company Plan has unfunded liabilities that are not fully accrued on the Financial Statements. Without limitation of the foregoing, other than as set forth in Schedule 3.15(f), the Company’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded) adequate provisions have been made in the Financial Statements. Except as set forth on Schedule 3.15(f), all employees of the Company are subject to Section 14 Arrangement under the Israeli Severance Pay Law, 1963 from the commencement date of their employment and on the basis of their entire salary.

(g) Except as set forth on Schedule 3.15(g) of the Disclosure Schedule or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions (either alone or in connection with any other event) will (i) result in any payment becoming due to any current or former employee, individual service provider or director of the Company, (ii) increase any payments or benefits to any current or former employee, individual service provider or director of the Company or payable under any Company Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan.

(h) Except as set forth in Schedule 3.15(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions (either alone or in connection with any other event) will give rise to any to any amount or benefit to any “disqualified individual” (within the meaning of Section 280G of the Code) that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not and has not at any time a party to a Contract by which it is bound to compensate any current or former employee, individual service provider or director of the Company for excise Taxes paid pursuant to Section 4999 of the Code.

3.16. Intellectual Property.

(a) Schedule 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of all issued Patents, pending Patent applications, registrations for Marks, pending applications for registration of Marks, registrations for Copyrights, pending applications for registration of Copyrights, social medial accounts and Internet domain name registrations, in each case, owned or purported to be owned by the Company (collectively, “Owned Registered Intellectual Property”), including, for each item listed, the record owner, jurisdiction of issuance, registration or application number and date, as applicable, of such item. Except as set forth on Schedule 3.16(a) of the Disclosure Schedule, the Company solely and exclusively owns all Owned Intellectual Property and to its Knowledge has valid and continuing rights, pursuant to a valid written agreement, to use, sell or license all other Intellectual Property used in its business as presently conducted and as presently proposed to be conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens. All of the Owned Intellectual Property is subsisting, valid and enforceable.

(b) All Intellectual Property rights necessary for the conduct the business of the Company as currently conducted and as proposed to be conducted, including the Intellectual Property fundamental to the operation of the Company, are owned exclusively, licensed to, or otherwise lawfully held by, the Company and all such items of Intellectual Property will be owned or available for use by the following the Closing on the same terms and conditions as were in effect immediately prior to the Closing.

(c) Except as set forth in subclause (xiv) of Schedule 3.13(a) of the Disclosure Schedule, the Company has not (i) assigned, transferred, licensed, distributed, or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Intellectual Property rights of the Company (other than non-disclosure agreements or non-exclusive licenses granted to end user customers by the Company in the ordinary course of business) and (ii) developed Intellectual Property for any other Person. Except as set forth in Schedule 3.16(b) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights. The Company has not granted any exclusive licenses to its Intellectual Property. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property rights to any Person.

(d) Except as set forth on Schedule 3.16(b) of the Disclosure Schedule, all former and current employees and Consultants of the Company who have made contributions to the creation or development of any Intellectual Property developed by or for the Company have executed and delivered to the Company a valid and enforceable written agreement providing (i) for the present assignment by such Person to the Company all of such Person’s rights in and to any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company; (ii) confidentiality provisions protecting the trade secrets of the Company and other non-public domain elements of the business of the Company; (iii) to the extent not assignable by law, a waiver of such Person’s moral rights in and to such Intellectual Property; and (iv) a waiver of any right to receive any compensation in respect of any or all the foregoing assignments, commitments and waivers, including, if applicable, a waiver of any right to receive compensation for the assignment of a service invention pursuant to any applicable Law such as Section 134 of the Israel Patents Law – 1967.

(e) The Company has not received any notice from any Person (i) alleging that the conduct of the business of the Company infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership of the Company of or the validity or enforceability of any Owned Intellectual Property. Since the Company’s inception, there have been no Actions pending against the Company in which the Company is alleged to have infringed, misappropriated, or violated any Intellectual Property of any other Person. As of the date of this Agreement there is no interference, opposition, reexamination or other Action pending, or the Company’s Knowledge, threatened, in which the validity, enforceability, ownership or use of any of the Owned Intellectual Property or Licensed Intellectual Property is being challenged by any other Person, and there is no basis for any such Action. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating, in each case, any Owned Intellectual Property and no such claims have been made against any Person by the Company.

(f) The conduct and operation of the business of the Company has not since the Company’s inception infringed, misappropriated or otherwise violated, does not currently infringe, misappropriate or otherwise violate, and will not infringe, misappropriate or otherwise violate, in each case, any Intellectual Property of any other Person.

(g) The Company has used commercially reasonable efforts consistent with best practices in the Company’s industry to protect the confidentiality of its Intellectual Property rights including all Trade Secrets included in the Owned Intellectual Property. No Trade Secret has been authorized to be disclosed or has been actually disclosed by the Company other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and Consultants) of, the Company Source Code to any Person, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No circumstance has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s) or any other Person to any third party.

(h) Schedule 3.16(f) of the Disclosure Schedule lists all Open Source Software that the Company has used in any way in connection with any Software or otherwise in its business. The Company has never (A) incorporated Open Source Software into, or combined or linked Open Source Software with, its products; (B) distributed Open Source Software in conjunction with any other software developed or distributed by the Company; or (C) used Open Source Software in a manner that, with respect to all of (A), (B) and (C) require, as a condition of use of such Open Source Software, that other Software incorporated into, linked with, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property rights or Software of the Company to any third Person. The Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company.

(i) The Company owns or has a valid right to access and use pursuant to a written agreement that has been made available to Purchaser, all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Company (the “Company IT Systems”). The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company; and (ii) for any Company IT Systems owned by Company, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any Company IT Systems.

(j) Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the consummation of the Transactions (either alone or in combination with any other event) will result in the loss, termination or material impairment of any right of the Company to own, use, practice, license or otherwise exploit any Owned Intellectual Property or Licensed Intellectual Property as the same is owned, used, practiced, licensed or otherwise exploited by the Company as of the date hereof.

(k) (i) No funding (including grants, incentives, support or subsidies), facilities or resources of any Governmental Authority (including the IIA, the Israel Ministry of Defense or the Israel Defense Forces) or any university, college or other educational institution or government research center were used in the development of any Owned Intellectual Property; and (ii) no Governmental Authority (including the IIA, the Israel Ministry of Defense or the Israel Defense Forces), university, college, or other educational institution or research center has any ownership in or rights to any Owned Intellectual Property.

(l) The Company is compliant in all material respects with, and has always materially complied with, all terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Accounts (“Social Media Terms”). No provider of any service, application or platform on which the Company has a Social Media Account (each, a “Social Media Platform”) has ever delivered notice to the Company that it or the operation of their respective businesses were in violation of any Social Media Terms. No provider of any Social Media Platform has ever prevented, or, to the Company’s Knowledge, threatened to prevent, the Company from: (i) offering any products or services on any Social Media Platform; or (ii) otherwise maintaining any presence on any Social Media Platform. No Action has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) to or against the Company alleging any fact that, if true, would cause any of the representations and warranties in this Section 3.16(j) to be inaccurate.

3.17. Data Privacy

(a) The Company and, to the Company’s Knowledge, each Person acting for or on behalf of the Company has at all times materially complied with all Privacy Requirements. There are no unsatisfied access requests with respect of Personal Information held by the Company or any outstanding applications for rectification or erasure of Personal Information. The Company’s Privacy Policies or notices have not contained any material omissions or been misleading or deceptive. The Company has not received any notice (including notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry.

(b) Except as set forth in Schedule 3.17(b) of the Disclosure Schedule, the Company has (i) implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which the Company operates, to (A) identify internal and organizational risks and protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (B) maintain notification procedures in material compliance with applicable Privacy Requirements in the case of any breach of security compromising Personal Information, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same. The Company has only shared

Personal Information with third-party contractors and vendors in accordance with the applicable Privacy Laws. To the Company’s Knowledge, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required and the Company has obtained any consents required from and made all material disclosures to users, customers, employees, contractors, and other third parties as required by applicable Privacy Laws. There have been no breaches, security incidents, suspected failures, crashes, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company, and the Company has not provided or been legally required to provide any notice to any Person or Governmental Authority in connection with disclosure of Personal Information. No Person has provided any notice, made any claim, or initiated or commenced any Action with respect to actual or alleged data breach, damage, or unauthorized processing, or other misuse of any Personal Information or with respect to any violation of a Privacy Requirement.

(c) The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company from receiving, accessing, storing or using any Personal Information in the manner in which the Company received, accessed, stored and used such Personal Information prior to the Closing, or will result in any violation of a Privacy Requirement.

3.18. Brokers and Finders. Except as set forth on Schedule 3.18 of the Disclosure Schedule, the Company has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.19. Related Party Transactions.

(a) Except as set forth on Schedule 3.19(a) of the Disclosure Schedule and except for employment, compensation and benefit arrangements entered into with employees in the ordinary course of business that have been made available to the Purchaser, (i) the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or service to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any transaction or Contract with, any officer, director, equityholder, employee, Subsidiary or Affiliate of the Company or any Affiliate or immediate family member of the Founders or, to the Knowledge of the Company any of the other foregoing Persons, and (ii) there are no proposed Contracts between the Company and any such Person.

(b) No director, officer nor, to the Company’s Knowledge, equityholder or employee, Affiliate of, or member of the immediate families of, any of the foregoing, has any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm, company, partnership or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm, company, partnership or corporation which competes with the Company, except that the foregoing does not include shares in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any Contract with the Company.

3.20. Certain Payments; Sanction and Export Controls.

(a) Neither the Company nor any Seller, nor any director, manager, officer, employee (all, when acting in such capacity) or other Person associated with or acting on behalf of any of them, has directly or indirectly (i) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, or (ii) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

(b) The Company’s directors, managers, officers, employees, agents and Affiliates (all, when acting in such capacity) are, and have been, in compliance with all Anti-Corruption and Anti-Money Laundering Laws. Neither the Company nor any of its directors, managers, officers, employees, agents or Affiliates is a Governmental Authority or an instrumentality of a Governmental Authority. Neither the Company nor any of the Company’s directors, managers, officers, employees, agents or Affiliates (all, when acting in such capacity) have been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Anti-Corruption and Anti-Money Laundering Laws, and, to the Company’s Knowledge, no investigation, review, audit, or inquiry by any Governmental Authority with respect to Anti-Corruption and Anti-Money Laundering Laws is pending or threatened.

(c) Neither the Company nor any Seller, nor to the Company’s Knowledge, any director, manager, officer employee or other Person associated with or acting on behalf of any of them (i) is a Person with whom transactions are prohibited or limited under any U.S. economic sanctions Laws, including those administered by the Office of Foreign Assets Control, or, (ii) when acting in such capacity has, in the past, violated any U.S. economic sanctions Law. None of the products or services sold by the Company are subject to any U.S. export control Laws.

3.21. Bank Accounts; Powers of Attorney. Schedule 3.21 of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of all banks in which the Company has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of Persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company.

3.22. Business Relationships.

(a) Each customer of the Company is a party to a customer agreement and terms of service in the forms provided to Purchaser in the form set forth on Schedule 3.22(a) of the Disclosure Schedule.

(b) Schedule 3.22(b) sets forth a list of the top twenty (20) customers of the Company (the “Key Customers”), as measured by the dollar amount of the aggregate revenue generated by each Key Customer during (i) the fiscal year ended December 31, 2022 and (ii) the year-to-date period ending August 31, 2023, showing the approximate total revenue for each Key Customer during each such period.

(c) Schedule 3.22(c) sets forth a list of the top twenty (20) vendors of the Company (the “Key Vendors”), as measured by the dollar amount of the aggregate fees paid by the Company to such Key Vendors during the (i) the fiscal year ended December 31, 2022 and (ii) the year-to-date period ending August 31, 2023, showing the approximate total payments by the Company to such Key Vendors during each such period.

(d) Since the Balance Sheet Date, none of the Key Customers or Key Vendors has terminated, adversely modified or not renewed its relationship with the Company or provided notice of its intention to take any of the foregoing actions and, to the Company’s Knowledge, no Key Customer or Key Vendor intends to take any such actions or change the terms of its business with the Company. The Company has in all material respects performed all obligations required to be performed by it to date under each Contract with a Key Customer or Key Vendor, as applicable, and the Company is not in default or breach of any such Contract (with due notice or lapse of time or both). There is no, and, there has been no, Action or other dispute pending or, to the Company’s Knowledge, threatened by or against the Company to or by any Key Customer or any Key Vendor.

(e) No Company product provided, developed, sold, leased, licensed, delivered or made available by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of the Company, which are set forth in Schedule 3.22(a) of the Disclosure Schedule. There is no Action or notice of violation from, by or before any Governmental Authority relating to any Company product, or Action involving a Company product which is pending or, to the Company’s Knowledge, threatened, by any Person, and there is no reasonable basis for any such claim.

3.23. Key Performance Indicators. The data and reports concerning and/or including any information on the Company’s key performance indicators and shared by the Company with Purchaser prior to the date of this Agreement was compiled as a good faith representation by the Company’s management of the operating status of the Company for the months shown, was derived in good faith from data and information contained in the Company’s equipment or third-party servers to which the Company has access to, and is accurate in all material respects.

3.24. Solvency. The Company is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with the Company’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Transactions shall not constitute a fraudulent transfer by any Company applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of the Company.

3.25. Disclosure. No representation or warranty by the Company or the Sellers contained in this Agreement (as modified by the Disclosure Schedule), and no statement contained in the Disclosure Schedule or any other exhibit, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Sellers pursuant to this Agreement, contains or will contain at Closing any untrue statement of a material fact or, omits or will omit at Closing to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

As of the date hereof and as of the Closing Date (except for such representations and warranties that are explicitly noted hereunder to be made only as of a specific date, which shall be made only as of such date), each Seller (severally and not jointly with the other Sellers and solely with respect to itself or himself) hereby makes the representations and warranties contained in this Article 4 to Purchaser.

4.1. Organization and Good Standing. If such Seller is an entity, it is (i) duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted and (ii) duly qualified or licensed to conduct its business as currently conducted and in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its ability to consummate the Transactions.

4.2. Authority. The Seller has all requisite corporate or individual (as applicable) power and authority to execute and deliver this Agreement and each Transaction Document to which the Seller is party, to perform its obligations hereunder and to consummate the Transactions. If such Seller is an entity, the execution, delivery and performance of this Agreement and each Transaction Documents to which the Seller is party, by the Seller, and the consummation of the Transactions, have been duly authorized and approved by its board of directors or equivalent governing body, and no other action on the part of the Seller or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Documents to which the Seller is party by the Seller and the consummation of the Transactions. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by the Seller, and this Agreement constitutes (assuming the due authorization, execution and delivery by Purchaser), and each Transaction Document to which the Seller is a party when so executed and delivered will constitute, (assuming the due authorization, execution and delivery by the parties thereto) the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation of the Transactions by the Seller will not (i) violate the provisions of the Seller’s Organizational Documents, or (ii) violate any Law or Order to which the Seller is subject or by which its properties or assets are bound.

(b) The execution and delivery of this Agreement and the consummation of the Transactions by the Seller will not (i) require the Seller to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority, (ii) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of or notice to any third party to, any material Contract to which it is a party, or (iii) result in the imposition or creation of any Lien upon or with respect to any to any of its assets or properties, excluding from the foregoing clauses (i) through (iii) any consent, approval, notice or filing the absence of which, and any violation, breach, default, right of acceleration, cancellation or termination, or Lien the existence of which, would not (A) have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4. Ownership and Transfer of Company Shares. The Seller is the record owner of the Company Shares set forth adjacent to its name on the Allocation Schedule of the Disclosure Schedule, free and clear of any and all Liens (other than as set forth in the Company’s Organizational Documents, the Company Option Plans and option agreements and related document entered into by Seller and the Company), and except for such Company Shares, the Seller does not own, and does not have any right to acquire, any other equity securities of the Company. Except as set forth in this Agreement, the Seller is not entitled to any payments or other consideration with respect to any Company Shares or other equity securities of the Company. The Seller has the power and authority to sell, transfer, assign and deliver the Company Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Company Shares, free and clear of any and all Liens. Other than option agreements and related documents entered by Seller and Company, the Seller is not a party to any (a) option, warrant, right, call, pledge, put, or other Contract or commitment providing for the disposition, transfer, or acquisition of the Seller’s interest in the Company Shares, or the exercise or exchange for any equity interests of the Company, or any other obligations of any character to which the Seller is a party, requiring, and there are no equity interests of the Company outstanding that upon conversion or exchange would require, the disposition, transfer, or acquisition of equity interests of the Company, or (b) voting trust, proxy, equityholders’ agreement, or other Contract with respect to the voting of any of the Company Shares.

4.5. Brokers and Finders. The Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.6. Litigation.

(a) There is no Action pending or, to the Seller’s knowledge, threatened against the Seller seeking to enjoin, challenge or prevent the Transactions. There is no Action pending or, to the Seller’s knowledge, threatened against the Seller that would be reasonably be expected to (i) have an adverse effect on the ability of the Seller to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) The Seller is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) have an adverse effect on the ability of the Seller to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7. Solvency. No Seller is bankrupt or insolvent or has proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Transactions shall not constitute a fraudulent transfer by any Seller applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller.

4.8. Application for Valid Tax Certificate. Sellers represent that all information included in any application provided, or to be provided, to the Paying Agent for exemption from or reduction of withholding Tax in connection with this Agreement (whether for a Valid Tax Certificate or otherwise) will be complete and accurate.

4.9. Disclosure. Each Seller has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as such Seller has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Purchased Company Shares owned by such Seller. Each Seller understands and acknowledges that Purchaser is entering into this Agreement in reliance upon the Sellers’ agreement to be bound by the terms of this Agreement, including with respect to the Sellers’ indemnification obligations hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, as of the date hereof and as of the Closing Date, hereby makes the representations and warranties contained in this Article 5 to the Company and the Sellers.

5.1. Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its ability to consummate the Transactions.

5.2. Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on behalf of Purchaser. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.3. No Conflict: Required Filings and Consents. The execution and delivery of this Agreement and the consummation of the Transactions by Purchaser will not (a) violate the provisions of its Organizational Documents, (b) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (c) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (d) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (e) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties, excluding from the foregoing clauses (b) through (e) any consent, approval, notice or filing the absence of which, and any violation, breach, default, right of acceleration, cancellation or termination, or Lien the existence of which, would not (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

5.4. Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Sellers to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

5.5. Litigation.

(a) There is no Action pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser seeking to enjoin, challenge or prevent the Transactions. There is no Action pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser that would be reasonably be expected to (i) have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Purchaser is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

5.6. No Additional Representations. Without derogating from the representations and warranties provided by the Company hereunder, Purchaser acknowledges and agrees that none of the Company, the Sellers, any of their Affiliates or any Representatives of any of the foregoing has made (and Purchaser and its Affiliates hereby disclaim reliance on) any representation or warranty, express or implied, regarding the Company or any of its Subsidiaries or any of their respective business or assets, except as expressly set forth under this Agreement (as respectively qualified by the Disclosure Schedule) or any Transaction Document.

ARTICLE 6

POST-CLOSING COVENANTS AND AGREEMENTS OF SELLERS

6.1. Confidentiality. From and after the Closing, except as otherwise permitted by this Agreement or with the consent of the Company or the Purchaser, no Seller or the Sellers’ Representative shall, and each shall cause its respective Representatives and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than officers, directors and employees of Purchaser or the Company, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or the Company, any Confidential Information. No Seller or the Sellers’ Representative shall have any obligation to keep confidential (or cause its Representatives and Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the applicable Seller or the Sellers’ Representative shall, to the extent possible and legally permissible, provide Purchaser and the Company with prompt written notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.1, “Confidential Information” means any information with respect to Purchaser, the Company or any of their respective Affiliates, the terms of any agreements to which any of the foregoing is a party, and other information regarding any customer or supplier, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure that is prohibited hereunder. Notwithstanding anything to the contrary herein, (i) each Seller may disclose the terms of this Agreement or any of the other Transaction Documents to its Representatives, including its accountants or attorneys, to the extent necessary to obtain advice and counsel or in connection with providing Tax advice or the filing of a Tax Return, (ii) a Seller that is an investor may disclose and communicate information regarding the Transactions, its proceeds invested and received and its return on investment relating to its investment in the Company, to its investors, prospective investors, partners, members, shareholders and other Affiliates which are investment funds or management companies, provided that any such Seller advises such investors, prospective investors, partners, members, shareholders and other Affiliates which are investment funds or management companies of the confidential nature of such information (in each case of (i) and (ii) above, provided that Sellers shall cause such Persons to maintain the confidentiality obligations set forth herein), and (iii) nothing herein shall in anyway limit the Company, the Sellers’ Representative or any Seller from disclosing any information in Indemnity Dispute proceedings to the courts or arbitrators involved in such proceedings and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions; provided, that such proceedings are brought in compliance with this Agreement. For the avoidance of doubt, nothing herein or in Section 7.3 below shall prohibit the Company, Sellers’ Representative or any Seller from making any disclosures that are consistent in all material respects with previous public disclosures made pursuant to Section 7.3. At the request of Purchaser, each Seller shall destroy and permanently erase any Confidential Information in such Seller’s possession or control following the Closing. Notwithstanding the foregoing, the Sellers’ Representative may disclose Confidential Information to the Sellers’ Representative Group, subject to customary confidentiality obligations, in the administration of its duties hereunder.

6.2. Restrictive Covenants.

(a) For a period of three (3) years from and after the Closing Date (the “Restricted Period”), no Founder or the individuals set forth on Schedule 6.2(a) (the “Specified Employes”) shall, and each Founder and Specified Employee shall cause its respective Affiliates not to, directly or indirectly (i) cause, solicit, induce, facilitate or encourage any employee or independent contractor of the Company or any of its respective Affiliates to terminate such employment or contractor relationship or hire, employ or otherwise engage any such individual; or (ii) cause, induce, facilitate or encourage any client, customer, vendor or supplier of Purchaser or the Company (including any existing or former client, vendor, customer or supplier of the Company and any Person that becomes a client, customer, vendor or supplier of the Company after the date hereof) or any other Person who has a business relationship with Purchaser or the Company, to terminate or modify any such relationship.

(b) During the Restricted Period, no Founder or Specified Employee shall, and each Founder and Specified Employee shall cause its respective Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, lender, employee, principal, agent, trustee or consultant; or (iii) interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Purchaser or the Company and any client, customer, vendor or supplier of Purchaser or the Company. Notwithstanding the foregoing, each Founder and Specified Employee may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Founder or Specified Employee is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(c) From and after the Closing, no Seller, nor any of its respective Representatives or Affiliates, will make, or cause to be made, any statement (whether oral or written) that knowingly disparages the reputation or business of any of Purchaser, the Company or any of their respective Affiliates or business partners; provided, however, that nothing in this Section 6.2(c) shall restrict any party hereto from enforcing its rights hereunder or from testifying truthfully in any Action.

(d) The covenants and undertakings contained in this Section 6.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.2 will cause irreparable injury to Purchaser and/or the Company, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.2 will be inadequate. Therefore, Purchaser and the Company will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.2 without the necessity of proving actual damage. The rights and remedies provided by this Section 6.2 are cumulative and in addition to any other rights and remedies which the Company or Purchaser may have hereunder or at Law or in equity. The Sellers acknowledge that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of the Company and Purchaser and constitute a material inducement to the Company and Purchaser to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.3. Release.

(a) Effective as of the Closing Date, each Seller, on behalf of itself and its Affiliates and its respective past, current and future heirs, legal representatives, executors, estate, successors and assigns (collectively, with the Sellers, the “Seller Releasors”), hereby finally, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges, to the fullest extent permitted by Law, (i) Purchaser, and each of its shareholders and securityholders, and (ii) each of the respective past, current and future Affiliates, partners, members, Subsidiaries, Representatives, heirs, executors, predecessors, successors and assigns of Purchaser and each of the parties listed in the foregoing clause (i) (including, after the Closing, the Company) (each, a “Purchaser Releasee”) of, from and against any and all Actions, counterclaims, demands, debts, obligations, accounts, liabilities, Liens, suits, judgments, contracts, torts, charges, actions or causes of action, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in contract, in tort or otherwise, that any Seller Releasor has, might have or ever had against any Purchaser Releasee in connection with, arising under, as a result of or in any way relating to (A) the Organizational Documents of the Company, (B) the business and affairs of the Company or any of their respective Affiliates prior to the Closing, (C) each Seller’s relationship with the Company, including as an employee, a member of the board of directors, or as a direct or indirect equityholder of the Company, or (D) any other acts or omissions related to any matter occurring at any time prior to and including the Closing relating to the Company (collectively, “Seller Released Claims”). Notwithstanding anything herein to the contrary, Seller Released Claims shall not include (i) Sellers’ rights under this Agreement or any other Transaction Document including without limitation, any rights to payment hereunder and/or thereunder and including any rights relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement or the Transaction Documents, (ii) Sellers’ rights in connection with a Seller’s engagement with the Company following the Closing, (iii) if such Seller is a director or officer of the Company, or a legal entity on behalf of which a director of the Company was appointed, such Seller is not releasing such Seller’s rights to coverage under the D&O Tail Policy or any indemnification rights of such Seller under the Company’s Organizational Documents, this Agreement, or any indemnification agreement between the Company and such Seller, and (iv) if such Seller is an employee of the Company or any of its Subsidiaries, such Seller is not releasing such Seller’s rights with respect to any benefits to which such Seller is entitled in connection with his/her employment or services with the Company or its Subsidiaries, including, without limitation (1) to receive payment of any earned but unpaid salary or commission for the current payroll period or (2) to be reimbursed for reasonable business expenses incurred by such Seller in the ordinary course of performing such Seller’s duties if entitled thereto (provided that as it relates to the Founders, the foregoing release shall cover all employment related matters (including without limitation waiver of any accrued vacation days in excess of those permitted to be accrued under the employment agreements of the Founders with the Company) except only (1) and (2) above).

(b) THE GENERAL RELEASE IN THIS SECTION 6.3 IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL, FRAUDULENT OR OTHERWISE OF OR BY PURCHASER.

(c) Each Seller Releasor covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Seller Released Claim or to bring, request, initiate or file any Action regarding any Seller Released Claim, all of which are released pursuant to this Agreement. Each Seller Releasor acknowledges and agrees that this release releases and precludes, inter alia, any claim against any of the Released Parties of which such Seller Releasor is not now aware and of which such Seller Releasor may only become aware at some later date. Nevertheless, such Seller Releasor fully and freely intends to and does, by executing this release and effective upon the date hereof, release any and all such claims.

(d) Each Seller Releasor (a) represents and warrants that it has not assigned and (b) covenants that it will not assign, to any other Person, any Claim or potential Claim against the Released Parties released by this Section 6.3.

(e) Each Seller Releasor acknowledges and agrees that the consideration it is receiving pursuant to this Agreement and the other Transaction Documents in exchange for the release of Seller Released Claims is good and sufficient consideration and exceeds anything of value to which such Seller Releasor is already entitled.

ARTICLE 7

OTHER COVENANTS AND AGREEMENTS

7.1. Further Assurances. Each of the parties hereto agrees to take all action and execute any additional instruments reasonably requested by another party hereto necessary to carry out the Transactions and to fully carry out the purposes of this Agreement.

7.2. Regulatory Matters and Approvals. Each of Purchaser and the Company will provide any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of, any Governmental Authority which are necessary to consummate the Transactions.

7.3. Public Announcements. From and after the date of this Agreement, except to the extent required by any applicable Law, none of the Sellers, the Sellers’ Representative or anyone on their behalf, shall, directly or indirectly, issue any press release or public announcement of any kind concerning the Transactions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). In the event any such public announcement, release or disclosure is required by any applicable Law, Sellers’ Representative shall consult the Purchaser prior to the making thereof and shall use its reasonable best efforts to agree upon a mutually satisfactory text. For the avoidance of doubt, it is clarified that the Purchaser and its Affiliates (including the Company following Closing) shall not be bound by the provisions of this Section 7.3 and the Purchaser may issue press releases or public announcements in its discretion. Nothing herein shall prevent any party from making customary disclosures to its Representatives who are subject to customary confidentiality restrictions. Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the transactions contemplated herein, the Sellers and Sellers’ Representative shall be permitted to issue any press release or public announcement that Purchaser has already issued or released.

7.4. Tax Matters.

(a) Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed all Tax Returns of the Company with respect to any taxable year or period that ends on or before the Closing Date and any Straddle Period, in each case which are due after the Closing Date. Purchaser shall prepare such Tax Returns in accordance with the procedures and practices and accounting methods of the last previous similar Tax Returns of the Company (unless otherwise required by applicable Law). The Purchaser will claim expenses, allowances, exemptions credits and other deductions in accordance with applicable Law on the Tax Returns of the Company for Pre-Closing Tax Periods. The Purchaser shall provide (or cause the Company to provide) to the Sellers’ Representative a copy of such Tax Returns (together with reasonable information regarding such Tax Return as may be requested by the Sellers’ Representative review and comment no later than thirty (30) days prior to the due date for filing such Tax Returns, such comments to be delivered to Purchaser by the Sellers’ Representative within the next twenty (20) days following the Sellers’ Representative’s receipt of such Tax Returns. Purchaser shall, in good faith, take into account and reflect on such Tax Returns any reasonable comments (including proposed positions, elections, and the treatment of a particular item of income or expense) proposed by the Sellers’ Representative. To the extent that the Purchaser reasonably objects to the comments of the Sellers’ Representative, Purchaser shall provide to the Sellers’ Representative, in writing, reasonable arguments for such objection, and the Purchaser and the Sellers’ Representative shall cooperate in good faith to resolve any such objections prior to the due date of the applicable Tax Return.

(b) In the case of any Straddle Period, and for purposes of determining hereunder the amount of Taxes attributable to a Pre-Closing Tax Period or a Post-Closing Tax Period generally, the amount of Taxes attributable to the Pre-Closing Tax Period shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as certain franchise Taxes, real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period and the taxable period of the Company ended of as of the close of business on Closing Date.

(c) Purchaser and the Sellers’ Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for a period prior to (or including) the Closing Date, any and any Tax audits, Tax action or other Tax-related claims related to such period. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall have no obligation to prepare or file any Tax Returns.

(d) After the Closing, except as required under the applicable Laws, Purchaser shall have the option, but not the obligation to make or file an election under Section 338(g) of the Code (and any corresponding elections under state or local tax law) with respect to the Company.

(e) The Purchaser shall promptly (and in any event within thirty (30) Business Days) notify the Sellers’ Representative in writing upon receipt by the Purchaser, any of its Affiliates or, after the Closing Date, the Company, of written notice received from the Governmental Authority of any proposed, pending or threatened Tax audits or assessments relating to any Pre-Closing Tax Period in respect of which the Sellers may have an indemnification obligation pursuant to Article 8 of this Agreement (“Tax Proceeding”). Such notice shall contain factual information describing the Tax Proceeding in reasonable detail and shall include copies of any documents received from any Governmental Authority in respect of such Tax Proceeding. The Purchaser may settle, adjust, or compromise any Tax Proceeding, in the Purchaser’s sole and absolute discretion, without the consent of the Sellers’ Representative. However, without the prior written consent of the Sellers’ Representative – which consent (i) shall not be unreasonably withheld, delayed, or conditioned and (ii) shall be deemed to have been given unless the Sellers’ Representative objects in writing within thirty (30) days after a written request for such consent by the Purchaser, provided further, that the period of such 30 days shall not commence before the date on which information and/or documents reasonably requested by the Sellers’ Representative in order evaluate delivering such consent were provided by Purchaser to the Sellers’ Representative – no settlement, adjustment, or compromise of any Tax Proceeding will be determinative of the existence of a claim for indemnification under Article 8 or the amount of indemnifiable amounts relating to such claim. To the extent there is any conflict between the provisions of this Section 7.4(e) and any other provisions under this Agreement, this Section 7.4(e) shall control and prevail.

(f) Without derogating from the provisions of Section 7.4(e), the Purchaser shall have the right to participate in any Tax Proceeding provided, that (i) the Sellers’ Representative shall be notified in writing about any meeting or discussion with the taxing authority or other Governmental Authority in advance; (ii) the Sellers’ Representative shall be permitted, at the Equityholders’ expense, to be present at, but not conduct, any such Tax Proceeding, and to provide reasonable comments to any documents related to such Tax Proceeding; (iii) the Purchaser shall keep the Sellers’ Representative fully informed with respect to any material issue or development relating to such Tax Proceeding.

(g) Purchaser shall not, and shall not cause or permit the Company to, (i) make any Tax election that has any effect on Taxes in any Pre-Closing Tax Period in respect of which the Sellers may have an indemnification obligation pursuant to Article 8 of this Agreement, (ii) amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period, unless otherwise required by applicable Law in respect of which the Sellers may have an indemnification obligation pursuant to Article 8 of this Agreement, or (iii) enter into any voluntary disclosure or compliance procedures or make other similar voluntary contacts with any Governmental Authority (including any taxing authority), in respect of which the Sellers may have an indemnification obligation pursuant to Article 8 of this Agreement, in each case except to the extent provided in and subject to the procedures of Section 7.4(e) or with the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(h) Any final refunds of Taxes to or on account of the Company, plus any interest with respect thereto (to the extent that such interest is paid by the applicable Governmental Authority (including any taxing authority)), that are actually received after the Closing Date from a Governmental Authority (including any taxing authority) for a Pre-Closing Tax Period (including, without limitation, refunds arising by reason of amended Tax Returns filed after the Closing Date) in excess of any IIA liability amounts existing as of Closing for which the statute of limitation has lapsed will be for the account of the Sellers, and Purchaser, the Company, or an Affiliate will pay to the Paying Agent for further distribution to the Equityholders, within a reasonable period of time after Purchaser, the Company, or such Affiliate receives such refund, an amount of cash equal to the amount of such refunds (plus any interest paid by the applicable Tax Authority). The Company shall not file any Tax Return requesting offsetting of refund of input VAT in connection with Transaction Expenses unless a specific ruling is obtained in advance from the VAT Authorities allowing such offset or refund.

7.5. Employee Matters. Subject to Section 2.9(d), the Purchaser and its Affiliates (and, following the Closing, the Company) shall not be under any obligation to retain any employee, independent contractor or consultant of the Company, or provide any such employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom such entity chooses not to employ or subsequently terminates, except as otherwise required by applicable Law or any applicable separate written agreement between Company, Purchaser or its Affiliates and any such Person. The Company shall take all necessary action such that all amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee, independent contractor or consultant whose relationship with the Company has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that the Company, the Purchaser and its Affiliates shall have no obligation to any such Person as of and after the Closing. Notwithstanding the above, to the extent any employee is being terminated by the Company on or prior to Closing at the request of the Purchaser, the Purchaser will bear all costs and expenses associated with such termination (excluding for the avoidance of doubt any amounts owed to such employee with respect to the period prior to termination that are not triggered from the actual termination of the employee).

7.6. R&W Insurance Policy.

(a) Prior to the Closing, Purchaser shall have obtained and bound for coverage the R&W Insurance Policy in connection with this Agreement, with an aggregate coverage limit of $24,000,000. The cost of the premium of the R&W Insurance Policy and any other amounts related to the R&W Insurance Policy (including brokerage fees, underwriting fees, taxes and amounts) will be paid by Sellers as a Closing Transaction Expense.

(b) The Purchaser confirms to the Sellers that as of the Closing, the R&W Insurance Policy shall be in full force and effect and (a) includes a waiver of subrogation rights, set-off, counter claim, contribution or other rights against the Equityholders and their Affiliates and Representatives (save in case of fraud or willful concealment by the Equityholders) and (b) does not require the Purchaser or any Purchaser Indemnified Party to make a claim against any of the Equityholders before claiming under the R&W Insurance Policy. The Purchaser shall not cancel, modify, reduce or amend the R&W Insurance Policy and shall continue to honor its obligations thereunder in accordance with its terms. Purchaser acknowledges that the Equityholders are entering into this Agreement in reliance on the foregoing confirmations by the Purchaser.

(c) The Purchaser hereby undertakes to the Equityholders to use commercially reasonable efforts to assert or pursue any rights or make any claim or demand under the R&W Insurance Policy provided that nothing in this Agreement will require the Purchaser or any Purchaser Indemnified Party to initiate or threaten any Action against any third party including the R&W Insurer.

ARTICLE 8

INDEMNIFICATION

8.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties contained in Article 3 and Article 4 shall survive as follows (as applicable, the “Survival Date”):

(i) the Fundamental Representations and the representations and warranties contained in Article 4 shall survive the Closing and shall terminate at 11:59 p.m. Israel Time on the date on which the statute of limitations applicable to the liability which gave rise to such claim expires (giving effect to any waiver, mitigation or extension thereof);

(ii) the representations and warranties contained in Section 3.16 (Intellectual Property) (“IP Representations”) and Section 3.17 (Data Privacy) shall survive the Closing and shall terminate at 11:59 p.m. Israel Time on the 60-month anniversary of the Closing Date;

(iii) all other representations and warranties contained in Article 3 shall survive the Closing and shall terminate at 11:59 p.m. Israel Time on the date that is the 24-month anniversary of the Closing Date.

(iv) A claim for indemnification under Section 8.2 must be asserted by written notice delivered prior to 11:59 p.m. Eastern Standard Time on the last day of the applicable Survival Date, and if written notice is received prior to such time, the claim set forth in any such notice shall survive until such claim is fully resolved. For the avoidance of doubt, any claim or notice that is given under this Article 8 with respect to the breach of any representation, warranty or covenant prior to the end of the applicable Survival Date shall be preserved until such claim is finally resolved.

(b) Notwithstanding the foregoing provisions of this Section 8.1, there shall be no limitation on the time within which a claim based on fraud, intentional misrepresentation or intentional misconduct may be made.

(c) The representations and warranties of Purchaser set forth in this Agreement shall terminate at the Closing.

(d) Each of the covenants or other agreements of the parties contained in this Agreement to be performed after the Closing shall survive until such covenant or agreement is fully performed or fulfilled, unless and only to the extent that non-compliance with such covenant or agreement is waived in writing by the party entitled to such performance.

8.2. Indemnification By Equityholders. Subject to the provisions of this Article 8, from and after the Closing, each Equityholder will, severally and not jointly in accordance with each such Equityholder’s Pro Rata Share of any such Loss (subject to the limitations set forth in Section 8.3 below), indemnify and defend Purchaser, Company and their respective officers, directors, employees, agents, equityholders, members, partners, successors and assigns (collectively, the “Purchaser Indemnified Parties”), against, and shall hold the Purchaser Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Purchaser Indemnified Party based upon, arising out of, or relating to any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties made by the Company in Article 3, the Sellers in Article 4 and the Optionholders in the Optionee Joinder Agreement (it being agreed that an Equityholder shall not be responsible for a breach by another Equityholder of such Equityholder’s representations and warranties in Article 4 or in the Optionee Joinder Agreement);

(b) the breach or non-performance of any covenant or agreement made by the Equityholders or the Sellers’ Representative in this Agreement or any Transaction Document (it being agreed that an Equityholder shall not be responsible for a breach by another Equityholder of such Equityholder’s obligations in this Agreement or any Transaction Document);

(c) any Closing Date Transaction Expenses or Closing Date Indebtedness, to the extent not taken into account in determining the Final Closing Date Purchase Price;

(d) any Pre-Closing Taxes;

(e) any inaccuracy in the allocation set forth in Allocation Schedule or any claim by any current or former holder of equity securities of the Company related to the calculation of the amounts set forth in the Allocation Schedule or the distribution of the Final Closing Date Purchase Price and the Earnout Consideration (if any) in accordance therewith or otherwise in connection with the Transactions;

(f) any fraud, intentional misrepresentation or intentional misconduct by the Company or such Equityholder (it being agreed that an Equityholder shall not be responsible for fraud, intentional misrepresentation or intentional misconduct by another Equityholder but, for the avoidance of doubt, such Equityholder will have responsibility, subject to the limitations set forth herein, with respect to fraud, intentional misrepresentation or intentional misconduct of the Company including breaches of the Company’s represenations and warranties in Article III of this Agreement, notwithstanding that such breaches may have resulted from actions or inactions of one or more other Equityholders);

(g) reasonable costs of defending any Third Party Claim alleging the occurrence of circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to any of the other provisions of this Section 8.2;

(h) any claim for indemnification from the Company by a Person who was a director or officer of the Company at any time prior to the Closing;

(i) any Taxes imposed with respect to Company Options and Company Shares (including interest, fines and gross-up, if any) resulting from the failure of Company Options and Company Shares intended by the Company to qualify under Section 102(b)(2) of the Israel Tax Ordinance to be so qualified (unless such failure to qualify arises solely from: (A) breach of the holding period under Section 102(b)(2) of the Israel Tax Ordinance by the holder of Company Options or Company Capital Shares, as applicable, or (B) any Company Options granted in the 90-day period ending on the date hereof;

(j) each matter set forth in Schedule 8.2(j) attached hereto.

8.3. Limitations.

(a) A Purchaser Indemnified Party shall have no right to indemnification pursuant to Section 8.2(a) unless and until the aggregate amount of all Losses suffered by such Purchaser Indemnified Party exceeds $200,000 (the “Deductible”), whereupon the Purchaser Indemnified Parties shall be indemnified from the first dollar of Losses. The Deductible shall not apply to breaches of Fundamental Representations and breaches of the representations and warranties set forth in Article 4.

(b) The maximum aggregate liability of the all the Equityholders in the aggregate for indemnification pursuant to Section 8.2(a) will not exceed the following amounts (provided that no such limitations shall apply to claims based on fraud, intentional misrepresentation or intentional misconduct of the Company or such Equityholder including, for the avoidance of doubt, in relation to breaches of the Company’s representations and warranties in Article III of this Agreement, notwithstanding that such breaches may have resulted from actions or inactions of one or more other Equityholders):

(i) with respect to breaches of the Fundamental Representations, the IP Representations and the representations and warranties set forth in Article 4, an amount equal to, as of the applicable time, the Final Closing Date Purchase Price plus the Earnout Consideration actually paid to such Equityholders (the “Total Consideration”);

(ii) with respect to breaches of all other representations and warranties set forth in Article 3, an amount equal to $30,000,000.

(c) Notwithstanding anything herein to the contrary and except as set forth in Section 8.3(f) below, the maximum aggregate liability of each Equityholder for indemnification under this Agreement will not exceed such Equityholder’s Pro Rata Share of the Total Consideration and each Equityholder’s maximum aggregate liability for each claim for indemnification shall be limited to such Equityholder’s Pro Rata Share of the Losses in such claim (except, for the avoidance of doubt, with respect to breaches of covenants by an Equityholder or breaches of the representations and warranties set forth in Article IV by an Equityholder with respect to which such Equityholder shall be responsible for the entire Loss, up to such Equityholder’s Pro Rata Share of the Total Consideration or, without limitation, in the circumstances specified in Section 8.3(f) below).

(d) In the event that the Total Consideration at the applicable time is less than the amount of Loss with respect to which a Purchaser Indemnified Party is entitled to indemnification hereunder, and additional Earnout Consideration subsequently becomes due to the Equityholders pursuant to the terms of this Agreement, Purchaser shall have a right to set-off from the applicable portion of the Earnout Consideration due to each Equityholder who is required to provide indemnification an amount equal to the amount required to fully recover such Loss as further described in Section 8.5, but subject to the limitations set forth in this Section 8.3.

(e) Any qualifications of the representations and warranties set forth in Articles 3 and 4 by “material,” “materiality” or “Material Adverse Effect” shall be disregarded for purposes of determining whether there has been a breach of a representation or warranty and for purposes of calculating the amount of Losses to be indemnified.

(f) Notwithstanding anything to the contrary herein, no Equityholder shall have any liability in excess of the pre-Tax Total Consideration paid to such Equityholder; provided, however that the limitations set forth in this Section 8.3 shall not apply to an Equityholder with respect to fraud, intentional misrepresentation or intentional misconduct (including intentional breach of a covenant) by such Equityholder (or of the Company of which such Equityholder had actual knowledge).

(g) Nothing in this Section 8.3 shall limit Purchaser’s right to seek equitable relief in accordance with Section 12.10.

8.4. Indemnification Procedures.

(a) If any Purchaser Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be indemnified or held harmless under Article 8, such Purchaser Indemnified Party may deliver a notice of claim (a “Notice of Claim”) to the Sellers’ Representative. Each Notice of Claim shall (i) contain a brief description of the facts and circumstances supporting such Purchaser Indemnified Party’s claim; and (ii) if practicable, contain a good faith, non-binding, preliminary estimate of the amount to which the Purchaser Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by such Purchaser Indemnified Party from time to time, being referred to as the “Claimed Amount”). No delay in or failure to deliver a Notice of Claim Notice by a Purchaser Indemnified Party to the Sellers’ Representative pursuant to this Section 8.4 will adversely affect any of the other rights or remedies that the Purchaser Indemnified Party has under this Agreement, except and to the extent that such delay or failure has materially prejudiced the Sellers. If such Claimed Amount is or would reasonably be expected to be covered by the R&W Insurance Policy, then Purchaser shall notify the R&W Insurer.

(b) During the twenty (20)-Business Day period commencing upon delivery by a Purchaser Indemnified Party to the Sellers’ Representative of a Notice of Claim (the “Dispute Period”), the Sellers’ Representative may deliver to the Purchaser Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Sellers’ Representative (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Purchaser Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Purchaser Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or clause (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Purchaser Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Purchaser Indemnified Party) is referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by the Purchaser Indemnified Party to the Claimed Amount).

(c) If (i) the Sellers’ Representative delivers a Response Notice to the Purchaser Indemnified Party agreeing that the full Claimed Amount is owed to the Purchaser Indemnified Party; or (ii) the Sellers’ Representative does not deliver a Response Notice during the Dispute Period, then, Purchaser Indemnified Party and Sellers’ Representative shall recover the Claimed Amount from the R&W Insurance Policy, to the extent applicable, and (ii) if any portion of the Claimed Amount is not covered or otherwise remains unpaid under the R&W Insurance Policy (unless such non-payment is a result of a breach by a Purchaser Indemnified Party of the terms of the R&W Insurance Policy or as a result of a failure by a Purchaser Indemnified Party to comply with any terms of the R&W Insurance Policy), each Equityholder shall pay severally but not jointly, by way of set-off from the then due and payable Earnout Consideration (if any), to the Purchaser Indemnified Party it’s Pro Rata Share of such Claimed Amount (based on each Equityholder’s Pro Rata Share of the Earnout Consideration), and (iii) if the Claimed Amount is not fully paid to the Purchaser Indemnified Party pursuant to subsections (i) and (ii) above, then each of the Equityholders shall pay, severally but not jointly (based on such Equityholder’s Pro Rata Share of the applicable payment) , or cause to be paid, any remaining portion of the Claimed Amount to the Purchaser Indemnified Party by means of wire transfer of immediately available funds to an account designated by the Purchaser Indemnified Party; with respect to all the foregoing—subject at all times to the limitations set forth in Section 8.3.

(d) If the Sellers’ Representative delivers a Response Notice to the Purchaser Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Purchaser Indemnified Party (the “Agreed Amount”), then (i) Purchaser Indemnified Party shall recover the Claimed Amount from the R&W Insurance Policy to the extent applicable, (ii) if any portion of the Claimed Amount is not covered or otherwise remains unpaid under the R&W Insurance Policy (unless such non-payment is a result of a breach by a Purchaser Indemnified Party of the terms of the R&W Insurance Policy or as a result of a failure by a Purchaser Indemnified Party to comply with any terms of the R&W Insurance Policy), each Equityholder shall pay severally but not jointly, by way of set-off from the then due and payable Earnout Consideration (if any) to the Purchaser Indemnified Party, its Pro Rata Share of the Agreed Amount (based on each Equityholder’s Pro Rata Share of the Earnout Consideration), and (iii) if the Agreed Amount is not fully paid to the Purchaser Indemnified Party pursuant to subsections (i) and (ii) above, then each of the Equityholders shall pay, severally but not jointly (based on such Equityholder’s Pro Rata Share of the applicable payment) or cause to be paid, any remaining portion of the Agreed Amount to the Purchaser Indemnified Party by means of wire transfer of immediately available funds to an account designated by the Purchaser Indemnified Party; with respect to all the foregoing—subject at all times to the limitations set forth in Section 8.3.

(e) If the Sellers’ Representative delivers a Response Notice to the Purchaser Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Representative and the Purchaser Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser Indemnified Party and the Sellers’ Representative resolve such dispute, then a settlement agreement stipulating the amount owed to the Purchaser Indemnified Party (the “Stipulated Amount”) shall be signed by the Purchaser Indemnified Party and the Sellers’ Representative. The Purchaser Indemnified Party shall recover the Stipulated Amount from the R&W Insurance Policy, to the extent applicable. If any portion of the Stipulated Amount is not covered or otherwise remains unpaid under the R&W Insurance Policy (unless such non-payment is a result of a breach by a Purchaser Indemnified Party of the terms of the R&W Insurance Policy or as a result of a failure by a Purchaser Indemnified Party to comply with any terms of the R&W Insurance Policy), each Equityholder shall pay, severally but not jointly, by way of set-off from the then due and payable Earnout Consideration (if any), to the Purchaser Indemnified Party its Pro Rata Share of the Stipulated Amount (based on each Equityholder’s Pro Rata Share of the Earnout Consideration). If the Stipulated Amount is not fully to the Purchaser Indemnified Party pursuant to the above then, each of the Equityholders shall severally but not jointly (based on such Equityholder’s Pro Rata Share of the applicable payment) , pay, or cause to be paid, any remaining portion of the Stipulated Amount to the Purchaser Indemnified Party by means of wire transfer of immediately available funds to an account designated by the Purchaser Indemnified Party; with respect to all the foregoing—subject at all times to the limitations set forth in Section 8.3.

(f) If the Sellers’ Representative and the Purchaser Indemnified Party are unable to resolve the dispute relating to any Contested Amount during the twenty (20)-Business Day period commencing upon the delivery of the Response Notice to the Purchaser Indemnified Party (or such longer period as the applicable Purchaser Indemnified Party and the Sellers’ Representative may mutually agree in writing), then such dispute (an “Indemnity Dispute”) shall be settled in accordance with Section 12.7. Upon resolution of an Indemnity Dispute, Purchaser Indemnified Party shall recover the amount that has been finally determined to be owing to the Purchaser Indemnified Party (the “Final Amount”) from the R&W Insurance Policy, to the extent applicable (ii) if any portion of the Final Amount is not covered or otherwise remains unpaid under the R&W Insurance Policy (unless such non-payment is a result of a breach by a Purchaser Indemnified Party of the terms of the R&W Insurance Policy or as a result of a failure by a

Purchaser Indemnified Party to comply with any terms of the R&W Insurance Policy), each Equityholder shall pay, severally but not jointly, by way of set-off from the then due and payable Earnout Consideration (if any), to the Purchaser Indemnified Party, its Pro Rata Share of the Final Amount (based on each Equityholder’s Pro Rata Share of the Earnout Consideration), and (iii) if the Final Amount is not fully paid to the Purchaser Indemnified Party pursuant to subsections (i) and (ii) above, then each of the Equityholders shall, severally but not jointly (based on such Equityholder’s Pro Rata Share of the applicable payment) pay, or cause to be paid, any remaining portion of such amount to the Purchaser Indemnified Party by means of wire transfer of immediately available funds to an account designated by the Purchaser Indemnified Party; with respect to all the foregoing—subject at all times to the limitations set forth in Section 8.3.

(g) In the event that any Action shall be instituted or asserted by any third party in respect of which payment may be sought under Section 8.2 (a “Third Party Claim”), the following provisions shall apply:

(i) The Purchaser Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this Article 8 to be forwarded to the Sellers’ Representative. The failure of the Purchaser Indemnified Party to give prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Sellers’ Representative’s obligations with respect thereto except to the extent that the Sellers’ Representative is materially prejudiced as a result of such failure.

(ii) Except in the case of Third-Party Claims (i) in which the remedy sought in such Third-Party Claim includes an injunction or equitable relief against a Purchaser Indemnified Party, (ii) such Third-Party Claim arises in connection with a criminal or quasi-criminal proceeding against a Purchaser Indemnified Party, (iii) alleging that the operation of the Company’s business or the development, marketing, distribution, import or sale of any product developed by the Company prior to the Closing Date, by Purchaser or its Affiliates infringes, misappropriates, or otherwise violates any Intellectual Property or other proprietary rights of any third party or (iv) involving the Sellers or any of their Affiliates as a party if counsel to the Purchaser Indemnified Party determines in good faith that joint representation would give rise to a conflict of interest (in the case of any of which the provisions of Section 8.4(g)(4) shall apply), the Sellers’ Representative will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Purchaser Indemnified Party by written notice to the Purchaser Indemnified Party within thirty (30) days after the Sellers’ Representative has received notice of the Third Party Claim; provided, however, that the Sellers’ Representative may only assume control of such defense if (x) it acknowledges in writing to the Purchaser Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Purchaser Indemnified Party in connection with such Third-Party Claim shall constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article 8 and (y) the Losses in connection with such Third Party Claim are not expected to exceed the Earnout Consideration reasonably likely to become payable, based on Company’s performance at such time and provided further, that (i) the assumption of the defense by the Sellers’ Representative shall relate solely to the claim, liability or expense that is subject to indemnification hereunder; (ii) the Sellers’ Representative must take reasonable steps to conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, (iii) the Purchaser Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in but not to determine or conduct the defense of the Third Party Claim.

(iii) The Sellers’ Representative will not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without the prior consent of the Purchaser Indemnified Party (which will not be unreasonably withheld or delayed) unless the Order or proposed settlement (i) includes an unconditional release of all liability of each Purchaser Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages by the Purchaser Indemnified Party and does not impose an injunction or other equitable relief upon the Purchaser Indemnified Party. So long as the Sellers’ Representative has assumed and is conducting the defense of the Third Party Claim in accordance with the terms herein, the Purchaser Indemnified Party will not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim, or pay or permit to be paid, any part of the claim for which it is seeking indemnification without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld or delayed).

(iv) In the event the Sellers’ Representative (on behalf of the Equityholders) does not or is not entitled to assume the defense of a Third Party Claim, (i) the Purchaser Indemnified Party may defend against, and consent to the entry of any Order or enter in any settlement with respect to the Third Party Claim (with the prior consent of the Sellers’ Representative, not to be unreasonably withheld or delayed it being understood that Purchaser may settle such Third Party Claim without such consent but such settlement shall not be determinative of the amount of indemnifiable Losses (except to the extent such consent was unreasonably withheld or delayed); provided further that the Purchaser Indemnified Party will provide written notice to the Sellers’ Representative regarding each settlement of a Third-Party Claim made without the Sellers’ Representative’s consent promptly following the execution thereof; (ii) the Equityholders will remain responsible for any Losses the Purchaser Indemnified Party may suffer as a result of such Third-Party Claim to the extent provided in this Section 8.4(g), subject to the limitations set forth in this Article 8, as applicable; and (iii) the Sellers’ Representative may retain separate co-counsel at the Equityholders’ sole cost and expense and participate in but not to determine or conduct the defense of such Third Party Claim.

8.5. Payment of Claims. In order to satisfy any indemnification obligations of the Equityholders, the Purchaser Indemnified Parties shall recover Losses from the R&W Insurance Policy (to the extent covered thereunder). With respect to claims which are not covered under the R&W Insurance Policy or are otherwise not paid by the R&W Insurer (unless such non-payment is a result of a breach by a Purchaser Indemnified Party of the terms of the R&W Insurance Policy or as a result of a failure by a Purchaser Indemnified Party to comply with any terms of the R&W Insurance Policy), the Purchaser Indemnified Parties shall recover Losses (i) first, by way of set-off against any amounts then due and payable (if any) by Purchaser to the Equityholders on account of the Earnout Consideration; and (ii) second, directly from the Equityholders, severally, based on their Pro Rata Share of the applicable amount by wire transfer of immediately available funds.

8.6. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated as an adjustment to the Total Consideration for federal, state, local and foreign income Tax purposes.

8.7. Right to Bring Action; No Contribution. Each Equityholder waives, and acknowledges and agrees that such Equityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such Equityholder may become subject under or in connection with this Agreement. Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, only the Sellers’ Representative shall have the right, power and authority to commence or any Action by and on behalf of any or all Equityholders against the Purchaser Indemnified Parties, and in no event shall any Equityholder itself have the right to commence or prosecute any Action, against the Purchaser, the Purchaser Indemnified Parties or any other Person in connection with Purchaser’s obligations under this Agreement.

8.8. R&W Insurance Policy Claims. Notwithstanding anything to the contrary herein, any claim that is covered or would reasonably be expected to be covered under the R&W Insurance Policy shall be pursued against the R&W Insurer directly. Any indemnification to which the Indemnitees are entitled under this Agreement shall, with respect to any claim that is covered or would reasonably be expected to be covered under the R&W Insurance Policy, be made first by recourse under the R&W Insurance Policy. The recovery by the Purchaser Indemnified Parties under this Agreement shall be net of any reimbursement actually recovered by such Purchaser Indemnified Parties from the R&W Insurance Policy in connection with the Losses that form the basis of the Purchaser Indemnified Parties’ claim for indemnification hereunder.

8.9. Exclusive Remedy. The provisions of Section 2.8, Section 7.4, and this Article 8, shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any claims arising under or relating to this Agreement and the Transactions excluding claims based on fraud, intentional misrepresentation or intentional misconduct such exclusion to apply only to the Person(s) who committed (or had actual knowledge of) such fraud, intentional misrepresentation or intentional misconduct; provided, however, that the foregoing shall not be deemed a waiver by any party hereto of any right to injunctive relief or other non-monetary equitable remedy pursuant to applicable Law. The obligations of the Equityholders under this Article 8 shall not be reduced, offset, eliminated, or subject to contribution by reason of any pre-Closing action or inaction by the Company or any of its Subsidiaries that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Equityholders, not the Company, shall have the sole obligation for the indemnification or other obligations under this Article 8.

ARTICLE 9

PRE-CLOSING COVENANTS

9.1. Conduct of Business. From the date hereof through the Closing, the Company (x) shall carry on its business in the ordinary course of business and consistent with past practice, preserve the goodwill, reputation and present relationships of the Company with suppliers, customers and others having significant business relationships with the Company and keep its businesses and properties substantially intact, including its present operations, facilities and other working conditions, and (y) shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a) make or declare any dividend or distribution in respect of the equity securities of the Company;

(b) sell, assign, license, transfer, pledge, lease, grant preferential rights with respect to, sublicense, covenant not to assert with respect to, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any material assets (including any material Owned Intellectual Property) or abandon, cancel or permit to lapse or expire any Owned Intellectual Property, except with respect to non-exclusive licenses granted to customers in the ordinary course of business or with respect to immaterial or obsolete Owned Intellectual Property;

(c) receive, collect, compile, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in a manner not consistent with past practice;

(d) (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any Company Shares or other equity interests in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for or entitling the holder thereof to purchase or receive any Company Shares or other equity interests in the Company or any of its Subsidiaries, (ii) split, combine or reclassify any Company Shares or other equity interests in the Company or any of its Subsidiaries, (iii) issue or sell any additional interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Company Shares or other equity interests in the Company or any of its Subsidiaries, or (iv) redeem, purchase or otherwise acquire directly or indirectly any outstanding any Company Shares or other equity interests in the Company or any of its Subsidiaries; except as contemplated under Section 2.2 in connection with the cancellation of the Company Options;

(e) amend, supplement or otherwise modify any Organizational Documents of the Company;

(f) dissolve or liquidate the Company;

(g) incur any Indebtedness that will remain outstanding after the Closing, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice;

(h) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof;

(i) create any subsidiary or enter into a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses;

(j) except as required by Law or GAAP, change any of the accounting principles or practices used by the Company;

(k) enter into any new line of business, or terminate any existing line of business;

(l) grant or increase in the base salary or wages, bonus opportunity, or other compensation or benefits, including severance, retention or change in control payments, payable to any current or former employee, director or individual service provider, in each case, except (i) as required by Law, or (ii) as required by the terms of any existing Contract or Company Plan, or (iii) bonuses to employees, as detailed in the Allocation Schedule, and pursuant to the terms of the Bonus Agreement;

(m) enter into, amend or terminate any Company Plan or any plan, program policy, agreement or arrangement that would be a Company Plan if in existence on the date of this Agreement;

(n) recognize any labor unions as the collective bargaining representative of any employee or enter into any collective bargaining agreement;

(o) take any action to accelerate the vesting or payment of any compensation for the benefit of any employee or Optionholder except as specifically contemplated in Section 2.2;

(p) make (except for elections made in the ordinary course of business consistent with past practice), change or revoke any material Tax election, enter into any closing agreement with respect to material Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company, surrender any right to claim a material refund of material Taxes or apply for or receive a Tax ruling, other than as expressly contemplated by this Agreement and/or as required by Law or Order;

(q) make or authorize capital expenditures;

(r) institute or settle any Action or waive or release any material right or material claim against a third party;

(s) apply for or receive a grant from any Governmental Authority; or

(t) agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

9.2. Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall (a) afford to Purchaser and its Representatives reasonable access during normal business hours to the books and records, offices, facilities, Contracts, financial data and operating data of the Company; (b) furnish Purchaser and its Representatives with copies of all the foregoing and other existing documents and data as Purchaser and/or its Representatives may reasonably request; and (c) make available during normal business hours to Purchaser and/or its Representatives the appropriate individuals (including management personnel, employees, attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Purchaser may reasonably request.

9.3. Exclusive Dealing. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers (severally and not jointly) and the Company shall not, and shall cause their respective Affiliates and Representatives not to, (a) enter into, take any action to encourage, initiate, continue or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser, its Affiliates and their respective Representatives) concerning any purchase of the equity securities of the Company of any of its Subsidiaries, or any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company or any similar transaction involving the Company (any such transaction, an “Acquisition Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person other than Purchaser, its Affiliates and their respective Representatives to do or seek to do any of the foregoing. Each of the Sellers (severally and not jointly) and the Company has ceased and caused to be terminated, and have caused each other Person acting on its behalf, to cease and terminate, any existing discussions with any Person (other than Purchaser, its Affiliates and their respective Representatives) that relate to any Acquisition Transaction. In the event that the Company or a Seller receive an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof, and prior to the Closing, the Company will provide Purchaser with prompt notice thereof, which notice shall include the material terms of, and the identity of the Person or Persons making, such inquiry, proposal or offer.

9.4. Notification of Certain Matters. From the date hereof through the Closing or the earlier termination of this Agreement, the Company shall provide prompt written notice to Purchaser of: (a) the occurrence or non-occurrence of any event that would reasonably be expected to cause any of the representations or warranties relating to the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article 10 required to be satisfied by it incapable of being satisfied in a timely manner, provided, however, that the delivery of any notice pursuant to this Section 9.4 shall not limit or otherwise affect any remedies available to the Purchaser Indemnified Parties.

9.5. Efforts to Consummate. Each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur, including satisfying the conditions precedent set forth in Article 10 applicable to such party, and executing any additional instruments reasonably requested by another party hereto necessary to carry out the Transactions and to fully carry out the purposes of this Agreement. Without limiting the generality of the foregoing, from the date hereof through the Closing Date or earlier termination of this Agreement, the Company shall promptly apply for or otherwise seek and use commercially reasonable efforts to promptly obtain all consents, waivers, and approvals required to be obtained, and to deliver or provide any notices required to be delivered or provided by it, in connection with the Closing and the other Transactions, including all consents, waivers, and approvals set forth under any of the Contracts to which the Company is a party or by which any of its assets are bound, or under any applicable Law in order to preserve the benefits thereunder for the Company following the Closing.

9.6. Other Transition Matters. Prior to the Closing, the Company will take the actions listed on Schedule 9.6 (the “Transition Actions”). The Company shall cooperate with Purchaser in implementing the Transition Actions and shall keep Purchaser fully and timely informed with respect to all matters related thereto.

ARTICLE 10

CLOSING CONDITIONS

10.1. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver), at or prior to the Closing, of the following conditions:

(a) Each of the representations and warranties set forth in Article 3 (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date).

(b) The Fundamental Representations and each of the representations and warranties set forth in Article 4 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date.

(c) The Company and the Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement at or prior to the Closing.

(d) Since the date hereof, there shall not have occurred a Material Adverse Effect.

(e) The Sellers shall have delivered to Purchaser the closing deliveries required to be delivered by them pursuant to Section 2.5(b).

(f) The Sellers shall have completed all Transition Actions to Purchaser’s satisfaction.

(g) All waivers, permits, consents, approvals or other authorizations of any Governmental Authority, and of any other third party, required in connection with the execution, delivery and performance of this Agreement (including the consummation of the Closing) shall have been duly obtained by the Company in writing and shall be in full force and effect on the Closing Date.

(h) No Order or Law shall have been adopted, promulgated or entered by any Governmental Authority which (i) prohibits the consummation of the Transactions, (ii) would result in the obligation of the Purchaser or any of its Affiliates to pay money damages as a result of the Transactions, (iii) would require Purchaser or any of its Affiliates to hold all or any portion of the Company’s business or assets separate, or to dispose of or all or any portion of its or the Company’s or any of Purchaser’s or its Affiliates’ business or assets as a result of the Transactions, or (iv) would have, individually or in the aggregate, a Material Adverse Effect, and no Action shall be pending or threatened wherein an unfavorable Order is reasonably likely to result in any of the foregoing.

10.2. Conditions to the Obligations of the Sellers. The obligation of the Company and the Sellers to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver), at or prior to the Closing, of the following conditions:

(a) Each of the representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c) Purchaser shall have delivered to the Company the closing deliveries required to be delivered by Purchaser pursuant to Section 2.5(a).

(d) No Order or Law shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the Transactions.

ARTICLE 11

TERMINATION

11.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Company;

(b) by Purchaser, by written notice from Purchaser to the Company, if there has been a breach of any representation, warranty or covenant made by the Company and/or Sellers in this Agreement, such that the conditions in Section 10.1 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Sellers prior to the earlier of (i) ten (10) Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date;

(c) by the Company, by written notice from the Company to Purchaser, if there has been a breach of any representation, warranty or covenant made by Purchaser in this Agreement, such that the conditions in Section 10.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) three (3) Business Days after receipt of written notice from the Company requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to the Company if the failure of the Company or the Sellers to fulfill any of their obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(d) by Purchaser or the Company, by written notice to the other, if the Closing Date has not occurred on or prior to December 31, 2023 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 11.1(d) shall not have been responsible for such failure of the Closing to occur through a breach of any of its representations, warranties or covenants contained in this Agreement.

11.2. Effect of Termination(a) . In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than with respect to this Section 11.2 and Article 12, each of which shall continue in full force and effect) shall terminate without further liability or obligation to the other parties hereto; provided, however, that nothing in this Section 11.2 shall relieve any party hereto from liability, whether at law or equity, in contract, in tort or otherwise, for any default or breach of this Agreement, that has been the primary cause of termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1. Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

12.2. No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

12.3. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law.

12.4. Expenses. Except as otherwise specifically set forth herein, all costs and expenses incurred by the parties hereto in connection with the Transactions shall be borne solely and entirely by the party that has incurred such expenses.

12.5. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with confirmation of transmission) or (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 12.5); provided that with respect to notices delivered to the Sellers’ Representative, such notices must be delivered solely by email:

If to Purchaser:

Playtika Ltd.

HaChoshlim St. 8

Herzliya Pituach, Israel

2225 Village Walk Drive, Suite 240

Henderson, Nevada USA 89052

Attention: General Counsel

Email: Michael.cohen@playtika.com

with a copy to (which will not constitute notice to Purchaser):

Raz, Dlugin & Co.

5 Azrieli Center

132 Menachem Begin Rd.

Square Tower, 27th Floor

Tel-Aviv, Israel 6701101

Attention: Rafi Raz and Ran Dlugin

E-mail: rafi@raz-dlugin.co.il; ran@raz-dlugin.co.il

If to the Sellers (after the Closing or) to the Sellers’ Representative:

Fortis Advisors LLC

Attention: Notices Department (Project Bear)

Email: notices@fortisrep.com

with a copy to (which will not constitute notice to the Sellers):

Arnon, Tadmor – Levy

5 Azrieli Center,

Tel Aviv 67021,

Israel

Attention: Nataly Margalit

Fax: (+972-3) 608-7734

Email: natalym@arnontl.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, consents, waivers and other communications given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery, on the date of transmission, if sent by email during normal business hours on a Business Day (otherwise on the next succeeding Business Day), and one (1) Business Day after the date of sending, if mailed by nationally recognized overnight delivery service.

12.6. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

12.7. Governing Law; Submission to Jurisdiction; Consent to Service of Process; Arbitration; Attorneys’ Fees.

(a) This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Israel, including its statutes of limitations, without giving effect to any choice or conflict of Law provision or rule (whether in Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Israel and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Israel will control even if under such jurisdiction’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily or necessarily apply.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of any competent court sitting in Tel-Aviv, Israel over all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all such claims and causes of action may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the parties hereby consents to process being served by any party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

12.8. Rights Cumulative. Other than the rights and remedies provided under Article 8 of this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

12.9. Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent; provided, however, that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Purchaser; provided, further, however, that any such assignment by Purchaser shall not release Purchaser from its obligations under this Agreement.

12.10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed by the parties hereto or thereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction and (ii) following the Closing, Purchaser, on the one hand, and the Sellers (by the Sellers’ Representative), on the other hand, shall be entitled to a preliminary injunction or injunctions, or other provisional relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement (including monetary damages). Each of the parties hereto hereby waives (A) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (B) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.11. Third-Party Beneficiaries. Except as set forth Article 8 (with respect to the Purchaser Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.12. Sellers’ Representative.

(a) By virtue of the execution of this Agreement and the Optionee Joinder Agreement and without any further action of the Company or any of the Equityholders, each Equityholder hereby irrevocably agrees, constitutes and appoints Fortis Advisors LLC, a Delaware limited liability company as the Sellers’ Representative under this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement, and by the execution of this Agreement as Sellers’ Representative, the Sellers’ Representative hereby accepts its appointment, as the exclusive and lawful agent and attorney-in-fact of each of the Equityholders following the Closing (i) to act as a representative of the Equityholders under this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Sellers’ Representative shall, in its sole discretion, deem necessary, appropriate or advisable in connection with, or related to, this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement and the Transactions, (ii) to act in the name, place and stead of each Equityholder in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and in any Action involving this Agreement, and (iii) to execute and deliver all such documents as the Sellers’ Representative shall, in its sole discretion, deem necessary, appropriate or advisable in connection with, or related to, this Agreement and the Transactions. Notwithstanding the foregoing or Section 12.12(b), the Sellers’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Paying Agent Agreement and in the Sellers’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. It is further clarified that none of Purchaser, the Company or their Affiliates shall have any obligation under the Sellers’ Representative Engagement Agreement, nor will Sellers’ Representative be entitled to any fee, commission or other compensation from Purchaser, the Company or any of their Affiliates for the performance of its services hereunder.

(b) Without derogating from the generality of the foregoing, as of the Closing Date, the Sellers’ Representative shall have the right, power and authority to (i) act for the Equityholders with regard to all matters set forth in this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement; (ii) execute and deliver all amendments, waivers, ancillary agreements and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Transactions; (iii) instruct payment from the Expense Fund, and otherwise receive funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses; (iv) do or refrain from doing any further act or deed on behalf of the Equityholders that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement as fully and completely as the Equityholders could do if personally present; (v) deliver and receive all notices or other communications or documents given or to be given to or from the Sellers’ Representative by Purchaser pursuant to this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement; (vi) receive service of process on behalf of any Equityholders in connection with any claims under this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement; (vii) negotiate, undertake, bring action regarding, compromise, settle, consent, defend, object, resolve and settle any Action under this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement on behalf of the Equityholders including with respect to the Earnout Consideration; (viii) negotiate and resolve with Purchaser the determination of the Final Closing Date Purchase Price pursuant to Section 2.8; (ix) to make any payments or pay any expenses under or in connection with this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement or on behalf of the Equityholders; (x) engage counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions; (xi) agree to any modification or amendment of, or supplements to, or waiver relating to this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement and execute and deliver an agreement of such modification, amendment, supplement or waiver; and (xii) take or refrain from taking all such other actions as the Sellers’ Representative may deem necessary, appropriate or advisable to carry out the intents and purposes of this Agreement, in each case without having to seek or obtain the consent of any Equityholders under any circumstance.

(c) The grant of authority to Sellers’ Representative provided in this Section 12.12 and the immunities and rights to indemnification granted by the Equityholders to the Sellers’ Representative Group hereunder (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and shall be binding on any successor thereto, (ii) shall survive the consummation of the Transactions and (iii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Adjustment Holdback Amount. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Equityholders. Each of the Equityholders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Sellers’ Representative, such Equityholder shall be bound by such documents as fully as if such Equityholder had executed and delivered such documents. Any decision, act, consent, or instruction of the Sellers’ Representative under this Agreement, the Paying Agent Agreement or the Sellers’ Representative Engagement Agreement shall constitute a decision of each Equityholder and shall be final, binding, and conclusive upon each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement, the Paying Agent Agreement or the Sellers’ Representative Engagement Agreement are waived, and Purchaser and the Company shall have the right to rely, without independent investigation, upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, the Paying Agent Agreement or the Sellers’ Representative Engagement Agreement, all of which actions or omissions shall be legally binding upon the Equityholder. Purchaser and the Company shall be fully protected in dealing with the Sellers’ Representative under this Agreement and may rely upon the authority of the Sellers’ Representative to act on behalf of the Equityholders. The Sellers’ Representative shall be entitled to: (A) rely upon the Allocation Schedule, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party

(d) At the Closing, Purchaser will deliver to an account designated by the Sellers’ Representative a cash amount of $50,000 (the “Expense Fund”). The Expense Fund shall be held by the Sellers’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Sellers’ Representative for any Representative Expenses incurred pursuant to this Agreement, the Paying Agent Agreement or the Sellers’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Sellers’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Sellers. As soon as reasonably determined by the Sellers’ Representative that the Expense Fund is no longer required to be withheld, the Sellers’ Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for distribution to the Equityholders in accordance with the Allocation Schedule. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of the Closing.

(e) Certain Sellers have entered into an engagement agreement (the “Sellers’ Representative Engagement Agreement”) with the Sellers’ Representative to provide direction to the Representative in connection with its services under this Agreement, the Paying Agent Agreement and the Sellers’ Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Sellers’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Sellers’ Representative Group”), shall be liable to any Equityholder for any action or failure to act in connection with the acceptance or administration of the Sellers’ Representative’s responsibilities hereunder, under the Paying Agent Agreement or under the Sellers’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Sellers’ Representative shall not be liable to the Equityholders for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Sellers’ Representative Group against any and all reasonable and documented losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, “Representative Losses”) arising out of or in connection with this Agreement, the Paying Agent Agreement or the Sellers’ Representative Engagement Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Expense Fund, (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders, and (iii) directly by the Equityholders; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Equityholders acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Paying Agent Agreement, the Sellers’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Sellers’ Representative shall not be required to take any action unless the Sellers’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Sellers’ Representative against the costs, expenses and liabilities which may be incurred by the Sellers’ Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The Sellers’ Representative may resign at any time and may be removed or replaced by the vote of the Advisory Group. The foregoing immunities and indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or any member of the Advisory Group or the termination of this Agreement.

(f) Notwithstanding anything to the contrary in this Section 12.12, the provisions of this Section 12.12 do not affect any right of Purchaser hereunder or create any obligation on the part of Purchaser.

12.13. Supplement to Company Disclosure Schedule. From time to time prior the Closing, the Company shall promptly supplement or amend the Company Disclosure with respect to any matter arising after the date hereof or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule (each a “Schedule Supplement”). Notwithstanding anything to the contrary herein, (i) any disclosure in any such Schedule Supplement shall not excuse any breach of any representation or warranty existing on the date of this Agreement and (ii) no Schedule Supplement made pursuant to this Section 12.13 shall be deemed to qualify or affect, or otherwise diminish, any representation and warranty made in this Agreement for purposes of Purchaser’s indemnification rights, closing conditions and termination rights as set forth in Sections 8.2(a), 10.1(a) and 11.1 of this Agreement.

12.14. Conflicts; Privilege

(a) It is acknowledged by each of the parties hereto that the Company has retained Arnon, Tadmor-Levy (“Arnon”) to act as its counsel in connection with the transactions contemplated hereby and that Arnon has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of Arnon for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser or any of its Affiliates (including after the Closing, the Company and any of its Subsidiaries) and any Equityholder or any of their Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries), Arnon, may represent such Equityholder or any such Affiliate (including the Sellers’ Representative) in such dispute even though the interests of such Equityholder or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), and even though Arnon may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute.

(b) In addition, all communications made at or prior to the Closing, and which constitute attorney-client confidences under applicable law, by representatives of the Company, the Sellers’ Representative or the Equityholders or their respective Affiliates in the course of, and to the extent relating to, the negotiation, documentation and consummation of the Transactions (collectively, the “Privileged Deal Communications”) belong solely to the Equityholders (and not the Company). Accordingly, neither the Company nor any of its Affiliates shall have access to any Privileged Deal Communications, or to the files of Arnon relating to the engagement described in this Section, even after the Closing has occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Equityholders (and not the Company or any of its Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Privileged Deal Communications, and none of the Company or any of its Affiliates shall be a holder thereof, (ii) to the extent that the files of Arnon in respect of such engagement constitute property of the client, only the Equityholders and their respective Affiliates (and not the Company or any of its Affiliates) shall hold such property rights and (iii) Arnon shall have no duty whatsoever to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between Arnon and the Company; provided, however, that none of the Equityholders or their respective Affiliates may waive such privilege or exercise such property rights without the prior written consent of the Sellers’ Representative. Notwithstanding the foregoing, the parties agree that Privileged Deal Communications do not include communications that constitute evidence of fraud or intentional misrepresentation or intentional misconduct by the Company or any Equityholder. Except as to the Privileged Deal Communications, any other pre-Closing privileged communications maintained by the Company shall be the sole property of Purchaser or its Affiliates (including its Subsidiaries). In addition, in the event that a dispute arises between Purchaser or its Affiliate and a Person other than an Equityholder, Purchaser may assert the attorney-client privilege with respect to any Privileged Deal Communications to prevent disclosure to such third-party of such Privileged Deal Communication, and Purchaser may not waive such privilege without providing no fewer than five (5) Business Days’ prior written notice to the Sellers’ Representative.

(c) Each of the parties hereto further agree that Arnon are third-party beneficiaries of this Section 12.13.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

PLAYTIKA LTD.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Director

COMPANY:

G.S INNPLAY LABS LTD.

By:	/s/ Ore Gilron
Name: Ore Gilron
Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC, as Sellers’ Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

ORE GILRON

/s/ Ore Gilron

OSHRI BEINHAKER

/s/ Oshri Beinhaker

ELAD BITAN

/s/ Elad Bitan

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

AMIT GILON

/s/ Amit Gilon

EHUD LEVY

/s/ Ehud Levy

SCIALOM CHARLES LEGZIEL

/s/ Scialom Charles Legziel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

KAEDAN CAPITAL LTD.

By:	/s/ Ron Tamir
Name: Ron Tamir
Title: Director

O.L. GROUP LTD.

By:	/s/ Ofer Lazovski
Name: Ofer Lazovski
Title: Director

ZEP FUND LTD.

By:	/s/ Liat Aaronson; /s/ Golan Zrihan
Name: Liat Aaronson, Golan Zrihan
Title: Directors

BASIUM (PTC) LIMITED AS TRUSTEE OF THE BASIUM TRUST

By:	/s/ Ryan Rudolph
Name: Ryan Rudolph
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

VGAMES, LP

By:	/s/ Eitan Reisel; /s/ David Dagmi
Name: Eitan Reisel; David Dagmi
Title: Founder & Managing Partner; Authorized Signatory

VGAMES II L.P

By:	/s/ Eitan Reisel; /s/ David Dagmi
Name: Eitan Reisel; David Dagmi
Title: Founder & Managing Partner; Authorized Signatory

RAINFALL VENTURES I, LP

By:	/s/ Ron Rofé
Name: Ron Rofé
Title: General Partner

BUDA TRUST

By:	/s/ Ryan Rudolph
Name: Ryan Rudolph
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

TARGET CALIFORNIUM LIMITED

By:	/s/ Liana Panteli
Name: Liana Panteli
Title: Director

TND HOLDINGS LTD.

By:	/s/ Christos Tsiakkas
Name: Christos Tsiakkas
Title: Director

NEXUS INVESTMENTS LTD.

By:	/s/ Daniel Sagis
Name: Daniel Sagis
Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

D.T.R. CONSULTING AND INVESTMENTS LTD.

By:	/s/ David Tuboul
Name: David Tuboul
Title: Director

VIOLA VENTURES VI, LP

By:	/s/ Daniel Cohen; /s/ Itzik Avidor
Name: Daniel Cohen; Itzik Avidor
Title: General Partner; Partner and CFO

ISRAEL SECONDARY FUND III, LP

By:	/s/ Nir Linchevski; /s/ Dror Glass
Name: Nir Linchevski, Dror Glass
Title: Managing Partners

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

DAVID RING

/s/ David Ring

CHRISTOPHER MUHR

/s/ Christopher Muhr

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

HOMEWARD VENTURES LIMITED

By:	/s/ Rhona Humphreys; /s/ Andrew Le Poidevin
Name: Rhona Humphreys and Andrew Le Poidevin
Title: Authorized Signatories

GLORY DAYS VENTURES L.P.

By:	/s/ Omri Krigel
Name: Omri Krigel
Title: General Partner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

URI KATZ

/s/ Uri Katz

GIL MANOR

/s/ Gil Manor

MIRI MARGALIT

/s/ Miri Margalit

Accepted and acknowledged:

ESOP MANAGEMENT & TRUST SERVICES LTD. (as Section 102 Trustee)

By:	/s/ Odelia Pollak; /s/ Sarit Foox
Name: Odelia Pollak, Sarit Foox
Title: President, Deputy

By:	/s/ Ore Gilron
Name: Ore Gilron
Title: Proxyholder